Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of December 14, 1999, by and among NETWORK EQUIPMENT TECHNOLOGIES, INC., a Delaware corporation ("NET"), IPNOW, INC., a California corporation and a wholly-owned subsidiary of NET ("Sub"), and FLOWWISE NETWORKS, INC., a California corporation ("FlowWise"). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

                                    RECITALS

      WHEREAS, FlowWise, NET and Sub believe it is in the best interests of each company, the stockholders of NET and the shareholders of FlowWise that NET acquire FlowWise through the statutory merger of Sub with and into FlowWise pursuant to which FlowWise shall continue as the surviving corporation and as a wholly-owned subsidiary of NET (the "Merger");

      WHEREAS, pursuant to the Merger, among other things, each issued and outstanding FlowWise Share, other than Dissenting Shares, if any, will be converted into the right to receive cash in the aggregate amount of Fifteen Million Four Hundred Thousand Dollars ($15,400,000), subject to adjustment in accordance with the terms of this Agreement;

      WHEREAS, in connection with the execution of this Agreement, and as an inducement to NET to enter into this Agreement, certain of the principal shareholders of FlowWise have entered into a Voting Agreement (and related proxy) with NET dated as of the date hereof, substantially in the form attached hereto as Exhibit B (each, a "Voting Agreement"), pursuant to which such principal shareholder has granted, subject to the terms and conditions of such Voting Agreement, a proxy to NET to vote in favor of the Merger; and

      WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

      NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

      1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code (the "California Code"), Sub shall be merged with and into FlowWise, the separate corporate existence of Sub shall cease and FlowWise shall continue as the surviving corporation and as a wholly-owned subsidiary of NET. FlowWise, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

      1.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 10.1 below, the closing of the Merger ("Closing") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VIII and
Article IX, at the offices of Crosby, Heafey, Roach & May Professional Corporation, Four Embarcadero Center, Suite 1900, San Francisco, California, unless another place or time is agreed to in writing by NET and FlowWise. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger in the form required by the California Code with the Secretary of State of California (the "Merger Articles"), a copy of which is attached hereto as Exhibit C, in accordance with the relevant provisions of applicable law (the later to occur of the time of acceptance by the Secretary of State of California of such filing being referred to herein as the "Effective Time").

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights and properties of FlowWise and Sub shall vest in the Surviving Corporation, and all debts and Liabilities of FlowWise and Sub shall become the debts and Liabilities of the Surviving Corporation.

      1.4 Articles of Incorporation; Bylaws.

            (a) At the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

            (b) At the Effective Time, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation until thereafter amended.

      1.5 Directors and Officers. At the Effective Time, each member of the Board of Directors of Sub immediately prior to the Effective Time shall become a member of the Board of Directors of the Surviving Corporation (the "Surviving Corporation Board"). Immediately following the Effective Time, each officer of Sub immediately prior to the Effective Time shall become an officer of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      2.1 Conversion of Capital Stock.

            (a) As of the Effective Time, each share of FlowWise Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (except for Dissenting Shares) shall, by virtue of the Merger and without any action on the part of NET, Sub, FlowWise, or the shareholders of FlowWise, be canceled and extinguished and each FlowWise Share then outstanding shall be converted into the right to receive:

                  (i) an amount in cash per share equal to the amount obtained by dividing Nine Hundred Sixteen Thousand Eight Hundred Eighty Three Dollars and Twelve Cents ($916,883.12) by the number of shares of FlowWise Common Stock that are issued and outstanding immediately prior to the Effective Time (together with the amounts payable pursuant to Sections 2.1(b)(i), the "Initial Merger Consideration"); and

                  (ii) a conditional amount of cash per share equal to the amount obtained by dividing Eighty Three Thousand One Hundred Sixteen Dollars and Eighty Eight Cents ($83,116.88) by the number of shares of FlowWise Common Stock that is issued and outstanding immediately prior to the Effective Time (together with the amounts payable pursuant to Section 2.1(b)(ii), the "Holdback Amount").

            (b) As of the Effective Time, each share of FlowWise Preferred Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (except for Dissenting Shares, if any) shall, by virtue of the Merger and without any action on the part of NET, Sub, FlowWise, or the shareholders of FlowWise, be canceled and extinguished and each share of FlowWise Preferred Stock then outstanding shall be converted into the right to receive:

                  (i) an amount in cash per share equal to the amount obtained by dividing Thirteen Million Two Hundred Three Thousand One Hundred Sixteen Dollars and Eighty Eight Cents ($13,203,116.88) by the number of shares of FlowWise Preferred Stock that are issued and outstanding immediately prior to the Effective Time; and

                  (ii) a conditional amount of cash per share equal to the amount obtained by dividing One Million One Hundred Ninety Six Thousand Eight Hundred Eighty Three Dollars and Twelve Cents ($1,196,883.12) by the number of shares of FlowWise Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

            (c) The Initial Merger Consideration and the Holdback Amount (as adjusted pursuant to this Agreement) shall constitute the "Merger Consideration" which shall be payable per share in accordance with the provisions of Section
2.2 below. All FlowWise Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate presenting any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration represented by such certificate upon the surrender of such certificate in accordance with Section 2.2, without interest. "Dissenting Share" means any FlowWise Share in respect of which any FlowWise Shareholder has exercised dissenters rights under the California Code.

            (d) FlowWise Options. At the Effective Time, all options, warrants and other rights to purchase or otherwise acquire shares of FlowWise Capital Stock (including, without limitation, all options ("FlowWise Options") issued under the FlowWise 1996 Stock Option Plan (the "Plan")) or otherwise, that have not been exercised, shall be cancelled and Plan shall be terminated.

            (e) Sub Shares. As of the Effective Time, each share of Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the

Merger and without any action on the part of NET, Sub or FlowWise, be converted into one share of Common Stock of the Surviving Corporation.

      2.2 Exchange of Certificates.

            (a) Exchange Agent. NET shall deposit with such bank or trust company as may be designated by NET, subject to the reasonable approval of the Shareholders' Representative (the "Exchange Agent"), appointed pursuant to the terms of the Exchange Agreement substantially in the form attached hereto as Exhibit D (the "Exchange Agreement"), for the benefit of the holders of shares of FlowWise Capital Stock, for exchange in accordance with this Article II, through the Exchange Agent, as of the Effective Time, cash (i) in the amount sufficient to pay the Initial Merger Consideration, and (ii) the Holdback Amount (collectively, such cash consideration, the "Exchange Fund"). The Exchange Fund shall be invested by the Exchange Agent in money market funds with no less than a AAA rating.

            (b) Exchange Procedures. As soon as practicable after the Effective Time, but in any event no later than ten (10) business days after the Effective Time, the Exchange Agent shall, in accordance with the terms of the Exchange Agreement, mail to each holder of record of a Certificate or Certificates immediately prior to the Effective Time, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as NET may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (collectively, the "Letter of Transmittal"). Upon the later of the Effective Time or the surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by NET, together with such Letter of Transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II in respect of the Initial Merger Consideration payable to such holder (less the amount of any withholding taxes, if any, required under applicable law), and the Certificate so surrendered shall forthwith be canceled. At the expiration of the Indemnification Period, the Holdback Amount as such amount may be adjusted in accordance with Section 2.4 below, plus interest thereon as determined in the manner set forth below, in the Exchange Fund, shall be distributed by the Exchange Agent in accordance with the terms of the Exchange Agreement, with accrued interest to be distributed proportionately as the Holdback Amount is distributed. Any accrued interest on the Holdback Amount shall be paid at the expiration of the Indemnification Period (as provided for by the previous sentence. Until surrendered as contemplated by this Section 2.2(b), each Certificate (other than those representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. Except as set forth with respect to the Holdback Amount, no interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to this Article II.

            (c) Termination of Exchange Fund. The Exchange Fund shall terminate in accordance with the terms of the Exchange Agreement.

            (d) No Liability. None of NET, Sub, and the Exchange Agent shall be liable to any person in respect of any shares of FlowWise Capital Stock (or any dividends or distributions with respect thereto or with respect to any shares of FlowWise Capital Stock theretofore represented by any Certificate) or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration or other dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Body, any such Merger Consideration or cash or other dividends or distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

      2.3 Dissenting Shares. Any Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Code; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Date or the time of the failure to perfect such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Certificate or Certificates representing such shares) cash in accordance with Section 2.1. FlowWise shall give NET prompt notice of any demand received by FlowWise for purchase of FlowWise Capital Stock, and NET shall have the right to participate in all negotiations and proceedings with respect to such demand. FlowWise agrees that, except with the prior written consent of NET or as required under Chapter 13 of the California Code, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for purchase. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of the California Code, becomes entitled to payment of the value of shares of FlowWise Capital Stock shall receive payment therefor from the Surviving Corporation (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

      2.4 Post-Closing Adjustment to Holdback Amount. The Holdback Amount may be reduced from time to time in accordance with the provisions of Article XI of this Agreement. Any reduction to the Holdback Amount pursuant to Article XI shall be made by the Exchange Agent paying NET the amount to which the FlowWise Shareholders are no longer entitled. The balance of the Holdback Amount shall paid upon the expiration of the Indemnification Period as provided in Section 2.2

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF FLOWWISE

      Except as otherwise set forth in the "FlowWise Disclosure Statement" provided to NET on the date hereof, FlowWise represents and warrants to NET as set forth below. No fact or circumstance disclosed to NET shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the FlowWise Disclosure Statement.

      3.1 Organization. FlowWise is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to carry on its business as it is now being conducted and as it is proposed to be conducted. FlowWise is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary. Part 3.1 of the FlowWise Disclosure Statement contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of FlowWise and a true and complete list of all states and countries in which FlowWise maintains any employees. Part 3.1 of the FlowWise Disclosure Statement contains a true and complete list of all states in which FlowWise is duly qualified to transact business as a foreign corporation. True and complete copies of FlowWise's articles of incorporation and bylaws, as in effect on the date hereof and as to be in effect immediately prior to the Closing, have been provided to NET or its representatives. FlowWise owns no equity securities of any other corporation, limited partnership or similar entity. FlowWise does not have any ownership interest in any joint venture, partnership or similar arrangement.

      3.2 Capitalization. The authorized capital stock of FlowWise, as of the date of this Agreement, consists of the following: (a) 30,000,000 shares of Common Stock, (i) 9,883,113 shares of which are issued and outstanding, (ii) 7,263,455 of which had been originally reserved for issuance to employees and consultants upon the exercise of FlowWise Options, (A) 705,906 of which are currently outstanding, (B) 3,530,600 of which are subject to outstanding FlowWise Options and (C) 3,026,949 of which are available for future grant under the Plan, and (iii) 2,626,893 of which are subject to outstanding warrants to purchase FlowWise Common Stock; and (b) 10,000,000 shares of Preferred Stock,
(i) of which 1,900,000 shares have been designated Series A Preferred Stock, 1,123,596 of which are issued and outstanding, (ii) of which 2,247,191 shares have been designated Series B Preferred Stock, all of which are issued and outstanding, and (iii) of which 4,869,289 shares have been designated Series C Preferred Stock, (A) 4,500,001 of which are issued and outstanding and (B) 268,585 of which are subject to outstanding warrants to purchase Series C Preferred Stock. The foregoing FlowWise Capital Stock is held of record by the shareholders listed on Part 3.2 of the FlowWise Disclosure Statement. All issued and outstanding shares of FlowWise Capital Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the FlowWise Options are listed and described in Part 3.2 of the FlowWise Disclosure Schedule, which identifies the holder of the FlowWise Option, the exercise price, the number of Shares of FlowWise Capital Stock which can be obtained upon exercise of the FlowWise Option and the expiration date of the FlowWise Option. Except for FlowWise Options, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from FlowWise of any of its securities. Except as set forth in Part 3.2 of the FlowWise Disclosure Statement, there are no voting or other agreements which restrict voting or dividend rights on the FlowWise Capital Stock. None of the outstanding shares of FlowWise Capital Stock was issued in consideration in whole or in part for any contribution, transfer or assignment of any FlowWise Products or proprietary assets or any proprietary rights incorporated therein or otherwise related thereto.

      3.3 Power, Authority and Validity.

            (a) FlowWise has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by the board of directors of FlowWise, and no other corporate proceedings of FlowWise, other than shareholder approval of the Merger, are necessary to authorize this Agreement and the other Transaction Documents. FlowWise is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a manner by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein and under the Transaction Documents. Except for (i) the filing of the Merger Articles and any required officers' certificates with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which FlowWise is qualified to do business, and
(ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any jurisdiction in which FlowWise conducts any business or owns any property or assets, no consent of any person who is a party to a contract which is material to FlowWise's business, nor consent of any Governmental Body, is required to be obtained on the part of FlowWise to permit the transactions contemplated herein and continue the business activities of FlowWise as previously conducted by FlowWise. This Agreement constitutes, and the other Transaction Documents to which FlowWise is a party when executed and delivered by FlowWise shall constitute, valid and binding obligations of FlowWise enforceable against FlowWise in accordance with their respective terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (b) Except as set forth in Part 3.3(b) of the FlowWise Disclosure Statement, all FlowWise Options outstanding as of the Effective Date have been issued in accordance with the terms of the Plan and pursuant to the forms of option agreement previously provided to legal counsel for NET. No FlowWise Options will by its terms require an adjustment in connection with the Merger. Neither the transactions contemplated in this Agreement nor any action taken by FlowWise will result in any additional benefits for any optionee under FlowWise Options.

            (c) The execution and delivery of this Agreement, the Transaction Documents and the consummation of the respective transactions contemplated herein and therein will not conflict with, or result in a material breach or violation of, any provision of FlowWise's articles of incorporation, and bylaws as currently in effect, any material instrument or contract to which FlowWise is a party or by which FlowWise is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to FlowWise. The execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated herein or therein will not have a Material Adverse Effect on the operations, assets, or financial condition of FlowWise.

      3.4 Financial Statements. FlowWise has delivered to NET the following financial statements (collectively the "FlowWise Financial Statements"): (a) audited balance sheets and statements of income, changes in shareholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996, 1997 and 1998 (the "Most Recent Fiscal Year End") for FlowWise; and (b) unaudited balance sheets and statements of income, changes in shareholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the ten (10) months ended October 31, 1999 (the "Most Recent Fiscal Month End") for FlowWise. The FlowWise Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of FlowWise as of such dates and the results of operations of FlowWise for such periods, are correct and complete, and are consistent with the books and records of FlowWise (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. FlowWise has no Liabilities (and there is no Basis known to FlowWise for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against FlowWise giving rise to any Liability) except as set forth on the FlowWise Financial Statements.

      3.5 Tax Matters.

            (a) FlowWise has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due and will fully and timely, properly and accurately file all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates which are due in the period from the date hereof through and including the Effective Time. All such returns, reports and estimates were prepared in the manner required by applicable law in all material respects. All income, sales, use, occupation, property or other taxes or assessments due from FlowWise prior to the Closing Date have been paid or will be paid on or before the Closing Date. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the FlowWise Financial Statements are adequate with respect to the periods covered therein, and there are no tax liens on any property or assets of FlowWise (other than liens for taxes not yet due and payable). There have been no audits or examinations of any tax returns or reports by any applicable Governmental Body. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or any further tax Liability in a material amount, either individually or in the aggregate, beyond that shown on the respective tax reports, returns or estimates or accrued for or reserved on the FlowWise Financial Statements with respect to the periods covered by such reports, returns, estimates or statements or with respect to the period from the date hereof through and including the Effective Date. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, foreign state or local tax return or report for any period.

            (b) All taxes that FlowWise has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

            (c) FlowWise is not a party to any tax-sharing agreement or similar arrangement with any other party.

            (d) At no time has FlowWise been included in the federal consolidated income tax return of any affiliated group of corporations.

            (e) No payment which FlowWise is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

            (f) FlowWise will not be required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by FlowWise prior to the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by FlowWise prior to the Closing Date with any taxing authority with regard to the tax Liability of FlowWise for any tax period (or portion thereof) ending on or before the Closing Date.

            (g) FlowWise is not currently under any contractual obligation to pay to any Governmental Body any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax, other than pursuant to this Agreement.

            (h) FlowWise has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

      3.6 Absence of Certain Changes or Events. Except as set forth in Part 3.6 of the FlowWise Disclosure Statement, since December 31, 1998, FlowWise has not:

            (a) suffered any Material Adverse Change in its financial condition or in the operations of its business, nor any Material Adverse Change in its balance sheet, and including but not limited to cash distributions or material decreases in the net assets of FlowWise;

            (b) suffered any damage, destruction or loss, whether covered by insurance in an amount in excess of Ten Thousand Dollars ($10,000);

            (c) granted or agreed to make any increase in the compensation payable or to become payable by FlowWise to its officers or employees, except those occurring in the ordinary course of business and consistent with FlowWise's past practices;

            (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of FlowWise Capital Stock or declared any direct or indirect redemption, retirement, purchase or other acquisition by FlowWise of such shares other than repurchases of FlowWise Capital Stock at original issue prices from former employees or consultants pursuant to written agreements providing for their repurchase in the event of termination of employment or consultancy;

            (e) issued any shares of FlowWise Capital Stock or any warrants, rights or options or entered into any commitment relating to the shares of FlowWise except for the issuance of shares of FlowWise Capital Stock pursuant to the exercise of outstanding FlowWise Options or upon conversion of outstanding shares of FlowWise Preferred Stock;

            (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein other than changes required by changes in GAAP;

            (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

            (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

            (i) suffered any dispute involving any employee that may reasonably result in a Liability to FlowWise;

            (j) has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than Fifteen Thousand Dollars ($15,000) or outside the ordinary course of business;

            (k) no party (including FlowWise) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than Fifteen Thousand Dollars ($15,000) to which FlowWise is a party or by which it is bound;

            (l) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure), in either case, other than in the ordinary course of business;

            (m) incurred any Liabilities (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for (i) liabilities identified as such in the FlowWise Financial Statements, and (ii) accounts payable or accrued salaries that have been incurred by FlowWise in the ordinary course of business and consistent with FlowWise's past practices;

            (n) permitted or allowed any of its material property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section 3.7 hereof, other than any purchase money security interests incurred in the ordinary course of business;

            (o) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of Fifteen Thousand Dollars ($15,000), or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000);

            (p) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or shareholders or any Affiliate or associate of any of the foregoing;

            (q) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the FlowWise Disclosure Statement; or

            (r) agreed to take any action described in this Section 3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

      3.7 Title and Related Matters. FlowWise has good and marketable title to, or a valid leasehold interest in, all the properties, interests in properties and assets, real and personal, reflected in the FlowWise Financial Statements or acquired after the date of the FlowWise Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the FlowWise Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable. The equipment of FlowWise used in the operation of its business is in good operating condition and repair, normal wear and tear excepted. All real or personal property leases to which FlowWise is a party are valid, binding, enforceable and effective in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. There is not under any of such leases any existing default by FlowWise (or to the knowledge of FlowWise, by any other party thereto) or event of default or event which, with notice or lapse of time or both, would constitute a material default under such lease. The FlowWise Disclosure Statement contains a description of all real property and personal property with a value in excess of Fifteen Thousand Dollars ($15,000) leased or owned by FlowWise, describing its interest in said property and with respect to owned real property, a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of the leases of FlowWise have been provided to NET or its representatives.

      3.8 Intellectual Property.

            (a) Part 3.8(a) of the FlowWise Disclosure Statement lists all of FlowWise's United States and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Intellectual Property of FlowWise that is the subject of an application, certificate or registration filed with, issued by, or recorded by, any state, government or other public legal authority (collectively, the "Registered Intellectual Property") and Part 3.8(a) of the FlowWise Disclosure Statement identifies the principal FlowWise Intellectual Property comprised in such Registered Intellectual Property.

            (b) Each patent, registered trademark, registered copyright and mask work registration which is an item of Registered Intellectual Property (collectively, "Issued Registered Intellectual Property") is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Issued Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Issued Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Issued Registered Intellectual Property.

            (c) The contracts, licenses and agreements listed on Part 3.8(c) of the FlowWise Disclosure Statement include all contracts, licenses and agreements currently in effect relating to any Intellectual Property, to which FlowWise is a party, other than: (i) "shrink wrap" software; (ii) rights to use Intellectual Property granted by FlowWise in the ordinary course of FlowWise's business in connection with sales of products or services; (iii) third party software generally available to the public at a cost of less than Ten Thousand Dollars ($10,000); and (iv) contracts, licenses or agreements which FlowWise has no continuing obligations or for which Liability is contractually limited to less than Fifteen Thousand Dollars ($15,000) (collectively, such exceptions, "Excluded Licenses").

            (d) Except as disclosed in Part 3.8(d) of the FlowWise Disclosure Statement , the contracts, licenses and agreements listed on Part 3.8(c) of the FlowWise Disclosure Statement are in full force and effect. The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed on
Part 3.8(c) of the FlowWise Disclosure Statement. Except as disclosed in Part 3.8(d) of the FlowWise Disclosure Statement, FlowWise is in compliance in all material respects with and has not breached any material term of, the contracts, licenses and agreements listed on Part 3.8(c) of the FlowWise Disclosure Statement and, to the knowledge of FlowWise, all other parties to the contracts, licenses and agreements listed on Part 3.8(c) of the FlowWise Disclosure Statement are in compliance with, and have not breached any term of the contracts, licenses and agreements. Except as disclosed in Part 3.8(d) of the FlowWise Disclosure Statement, following the Closing Date, the Surviving Corporation will be permitted to exercise all of its rights under the contracts, licenses and agreements listed in Part 3.8(c) of the FlowWise Disclosure Statement without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which FlowWise would otherwise be required to pay.

            (e) Except as set forth in Part 3.8(e) of the FlowWise Disclosure Statement and other than Excluded Licenses or other agreements which are not currently in effect: (i) no Person other than FlowWise has any rights to use any FlowWise Intellectual Property other than immaterial rights granted from time to time in the ordinary course of business which do not individually or in aggregate materially affect the value of the FlowWise Intellectual Property in question; and (ii) FlowWise has not granted to any Person, nor authorized any Person to retain, any rights or interests of any nature in or with respect to FlowWise Intellectual Property.

            (f) Except as set forth in Part 3.8(f) of the FlowWise Disclosure
Statement: (i) FlowWise owns and has good and exclusive title to each item of FlowWise Intellectual Property listed on Part 3.8(a) of the FlowWise Disclosure Statement, free and clear of any encumbrance; and (ii) FlowWise owns, or has the right, pursuant to a valid contract to use or operate under, all other FlowWise Intellectual Property.

            (g) Except as set forth on Part 3.8(g) of the FlowWise Disclosure Statement, the operation of the business of FlowWise, including the design, development, manufacture and sale of FlowWise Products (including with respect to products currently under development) and provision of services, does not, to FlowWise's knowledge, infringe or misappropriate the Intellectual Property of any other Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition. Notwithstanding the foregoing, the parties expressly acknowledge and agree that the foregoing does not limit the indemnification rights of NET pursuant to Article XI of this Agreement.

            (h) In the last five years, except as set forth on Part 3.8(h) of the FlowWise Disclosure Statement, FlowWise has not received notice from any Person that the operation of the business of FlowWise, including its design, development, manufacture and sale of FlowWise Products (including with respect to products currently under development) and provision of its services, infringes or misappropriates the Intellectual Property of any Person, violates the rights of any Person (including rights to privacy or publicity), or constitutes unfair competition.

            (i) Except as disclosed in Part 3.8(i) of the FlowWise Disclosure Statement, FlowWise owns or has valid license to all Intellectual Property necessary to the conduct of the business of FlowWise as it currently is conducted, including its design, development, manufacture and sale of FlowWise Products (including, to FlowWise's knowledge, with respect to products currently under development and provision of services).

            (j) Part 3.8(j) of the FlowWise Disclosure Statement lists all contracts, licenses and agreements between FlowWise and any other Person wherein or whereby FlowWise has agreed to, or assumed, any obligation or duty to indemnify, hold harmless or otherwise assume or incur any obligation or Liability with respect to the infringement by FlowWise or such other Person of the Intellectual Property rights of any other Person; provided that the foregoing only applies to agreements for which FlowWise's obligations are continuing as of the date of this Agreement.

            (k) Except as listed on Part 3.8(k) of the FlowWise Disclosure Statement, there are no contracts, licenses and agreements between FlowWise and any other Person with respect to FlowWise Intellectual Property with respect to which FlowWise has received notice of any dispute which could be reasonably considered to be a material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by FlowWise thereunder.

            (l) Except as listed on Part 3.8(l) of the FlowWise Disclosure Statement, to the knowledge of FlowWise, no Person is infringing or misappropriating any FlowWise Intellectual Property.

            (m) Except as listed on Part 3.8(m) of the FlowWise Disclosure Statement, there are no claims asserted against FlowWise, or to FlowWise's knowledge, against any customer of FlowWise, related to any FlowWise Product or service of FlowWise.

            (n) No FlowWise Intellectual Property or product or service of FlowWise, is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by FlowWise.

            (o) Except as disclosed in Part 3.8(o) of the FlowWise Disclosure Statement, FlowWise has, and enforces, a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements substantially identical to the form of the Proprietary Information and Assignment of Inventions Agreement previously delivered to NET, and all current and former employees and contractors of FlowWise have executed such an agreement.

            (p) No (i) product, service or publication of FlowWise, (ii) material published or distributed by FlowWise or (iii) conduct of FlowWise, constitutes obscene material, defamatory material, or violates any rights, including rights of publicity or privacy, of any Person.

            (q) Part 3.8(q) of the FlowWise Disclosure Statement lists all the Software Authors who were not employees of FlowWise. Each Software Author made his or her contribution to the Software within the scope of employment with FlowWise as an employee or independent contractor, as a "work made for hire," and was directed by FlowWise to work on the Software.

            (r) Except for technology supplied by third party vendors disclosed in Part 3.8(r) of the FlowWise Disclosure Statement, the Software and every portion thereof are an original creation of the Software Authors and do not contain any source code or portions of source code (including any "canned program") created by any parties other than the Software Authors. FlowWise has not, by any of its acts or omissions, or by acts or omissions of its directors, officers, employees, agents, or representatives caused any of its proprietary rights in the Software, including copyrights, trademarks, and trade secrets to be diminished, or adversely affected to any material extent.

            (s) Except as set forth in Part 3.8(s) of the FlowWise Disclosure
Statement:

                  (i) To FlowWise's knowledge, there are no defects in the Software, and there are no errors in any accompanying design documentation, which defects or errors would in any material respect affect NET's or its licensee's use of the Software or the functioning of the Software in accordance with the specifications for the Software published by FlowWise; the Software has all the material features described in the user manuals made available to FlowWise's customers;

                  (ii) the Software does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of functions;

                  (iii) the Software (A) shall not fail to perform any function specified in the product specifications therefor or otherwise be adversely affected in any material respect as a result of the date change from December 31, 1999 to January 1, 2000; and (B) to ensure Year 2000 compatibility includes, without limitation, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values which reflect the correct century;

                  (iv) no government funding or university or college facilities were used in the development of the Software, and the Software was not developed pursuant to a contract with any Person or entity, and no situation, matter, or agreement exists that would preclude NET from making any change to the Software or combining it with other software in any lawful manner; and

                  (v) all copies of the Software contain appropriate copyright legends; no third party has any interest in, or right to compensation from FlowWise by reason of, the use, exploitation, or sale of the Software; there are no restrictions on the ability of FlowWise (or any successor or assignee of FlowWise) to use or otherwise exploit the Software, and such use or exploitation does not and will not obligate FlowWise (or any successor or assign of FlowWise) to pay any royalty, fee, or other compensation to any Person or entity; and FlowWise has not received any notice and does not have any knowledge of any complaint, assertion, threat, or allegation inconsistent with the preceding statements in this paragraph.

            (b) FlowWise has made available to NET complete and accurate records of FlowWise with respect to Software fixes (including fixes currently in progress), problem lists and maintenance of the Software, and customer complaints. All warranty claims (including any pending claims) of any material nature related to the Software are described in Part 3.8(t) of the FlowWise Disclosure Statement. Except as set forth in Part 3.8(t) of the FlowWise Disclosure Statement, FlowWise has made no written representations and warranties with respect to the Software as to which FlowWise has surviving obligations or Liabilities.

      3.9 Employee Benefit Plans.

            (a) Part 3.9(a) of the FlowWise Disclosure Statement lists each Employee Benefit Plan that FlowWise maintains or to which FlowWise contributes or has any obligation to contribute.

                  (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation (to FlowWise's knowledge with respect to the obligations or acts of any third party service provider) in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (ii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan (to FlowWise's knowledge with respect to the obligations or acts of any third party service provider).

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of FlowWise. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a), has either received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service and FlowWise is not aware of any facts or circumstances that could result in the revocation of such determination letter, or with respect to such Plan there is remaining a period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of the Plan.

                  (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                  (vi) FlowWise has delivered to NET correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (b) With respect to each Employee Benefit Plan that FlowWise, and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                  (ii) There have been no prohibited transactions within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA with respect to any such Employee Benefit Plan. No Employee Benefit Plan fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of FlowWise and the directors and officers (and employees with responsibility for employee benefits matters) of FlowWise has any knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                  (iii) FlowWise has not incurred, and none of FlowWise and the directors and officers (and employees with responsibility for employee benefits matters) of FlowWise has any reason to expect that FlowWise will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA ss.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (iv) FlowWise does not contribute to, has never contributed to, or has never been required to contribute to any Multiemployer Plan. FlowWise has no Liability (including withdrawal liability as defined in ERISA ss.4201) under any Multiemployer Plan.

                  (v) FlowWise does not maintain and never has maintained and does not contribute, and has never contributed, and has never been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA or applicable state law).

      3.10 Guaranties. FlowWise is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

      3.11 Bank Accounts and Receivables. Part 3.11 of the FlowWise Disclosure Statement sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which FlowWise maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. Part 3.11 of the FlowWise Disclosure Statement sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable, and other receivables of FlowWise as of October 31, 1999. Except as set forth on Part 3.11 of the FlowWise Disclosure Statement all existing accounts receivable of FlowWise (including those accounts receivable reflected on the FlowWise unaudited financial statements that have not yet been collected and those accounts receivable that have arisen since October 31, 1999, and have not yet been collected) represent valid obligations of customers of FlowWise arising from bona fide transactions entered into in the ordinary course of business.

      3.12 Contracts.

            (a) Part 3.12(a) of the FlowWise Disclosure Statement identifies each material agreement (including, without limitation, each employment agreement and each material license agreement, development agreement, manufacturing agreement and distribution agreement) to which FlowWise is a party ("Material Contract"). Except as set forth in Part 3.12(a) of the FlowWise Disclosure Statement,

                  (i) FlowWise has no agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to FlowWise of more than Fifteen Thousand Dollars ($15,000);

                  (ii) FlowWise has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by FlowWise that are in excess of the normal, ordinary and usual requirements of the business of FlowWise;

                  (iii) There is no outstanding sales contract, commitment or proposal (including, without limitation, development projects) of FlowWise that FlowWise currently expects to result either individually or in the aggregate in any material loss to FlowWise on a consolidated basis upon completion or performance thereof;

                  (iv) FlowWise has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than ninety (90) days and without Liability, penalty or premium exceeding Ten Thousand Dollars ($10,000) in any single instance or Twenty Thousand Dollars ($20,000) in the aggregate;

                  (v) FlowWise has no currently effective collective bargaining or union agreements, contracts or commitments;

                  (vi) FlowWise is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world;

                  (vii) FlowWise is under no Liability or obligation, and no such outstanding claim has been made, with respect to the return to FlowWise of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such Liabilities, obligations and claims as, in the aggregate, do not exceed the reserves therefor set forth in the FlowWise Financial Statements;

                  (viii) FlowWise has no outstanding loan or advance to any Person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by FlowWise of any sum not reflected in the FlowWise Financial Statements; and

                  (ix) All material contracts, agreements and instruments to which FlowWise is a party are valid, binding, in full force and effect, and enforceable by FlowWise in accordance with their respective terms, subject to
(i) laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No such contract, agreement or instrument contains any liquidated damages, penalty or similar provision. To FlowWise's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

            (b) Part 3.12(b) of the FlowWise Disclosure Statement describes all agreements pursuant to which FlowWise has agreed to manufacture for or supply to any third party any FlowWise Products or components thereto requiring, or expected to require, payments of Ten Thousand Dollars ($10,000) or more over the life of any such agreement. Part 3.12(b) of the FlowWise Disclosure Statement also lists each vendor which is the sole source for any product or component included in any FlowWise Products which FlowWise believes is not readily available from other sources.

            (c) FlowWise has delivered to NET accurate and complete copies of all Material Contracts, including all amendments thereto. FlowWise has not entered into any material oral contracts.

            (d) Except as set forth in Part 3.12(d) of the FlowWise Disclosure
Statement:

                  (i) FlowWise has not violated or breached, or committed any default under, any Material Contract, and, to FlowWise's knowledge, no other Person has violated or breached, or committed any default under, any Material Contract except as in any such case where such default would not have a Material Adverse Effect; and

                  (ii) to FlowWise's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract.

            (e) Except as set forth in Part 3.12(e) of the FlowWise Disclosure Statement, none of the Material Contracts contains any provision which would require the consent of third parties to the Merger or which would be altered in any material respect as a result of the Merger.

      3.13 Orders, Commitments and Returns. All accepted and unfilled orders entered into by FlowWise for the sale, license, or lease or other disposition by FlowWise of FlowWise Products, and all agreements, contracts, or commitments for the purchase of supplies by

FlowWise, were made in the ordinary course of business. No outstanding material purchase or outstanding lease commitment of FlowWise is in excess of the normal, ordinary and usual requirements of its business or was made at a price (on both a per unit and aggregate basis) in excess of the current market price at the time made, or contains terms and conditions materially more onerous to FlowWise than those usual and customary in the industry.

      3.14 Compliance with Law. FlowWise is in compliance with all applicable laws and regulations in all material respects. Neither FlowWise, nor to FlowWise's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. FlowWise has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. FlowWise has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products. All licenses, franchises, permits and other governmental authorizations held by FlowWise which are material to its business are valid and sufficient in all respects for the business presently carried on by FlowWise.

      3.15 Labor Difficulties; No Discrimination.

            (a) FlowWise is not engaged in any unfair labor practice and is not in violation of any applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.

            (b) There is no unfair labor practice complaint against FlowWise actually pending or, to FlowWise's knowledge, threatened before the National Labor Relations Board or any comparable foreign governmental or quasi-governmental authority.

            (c) There is no strike, labor dispute, slowdown, or stoppage actually pending or, to FlowWise's knowledge, threatened against FlowWise.

            (d) No union representation question exists with respect to the employees of FlowWise and, to FlowWise's knowledge, no union organizing activities are taking place.

            (e) No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to FlowWise's knowledge, no claims therefor exist.

            (f) No collective bargaining agreement that is binding on FlowWise restricts it from relocating or closing any of its operations.

            (g) FlowWise has not experienced any work stoppage or other labor difficulty.

            (h) There is not presently, and there has not been within the previous three (3) years, any claim against FlowWise based on actual or alleged wrongful termination or on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortuous conduct, nor to FlowWise's knowledge, is there any reasonable Basis for any such claim.

            (i) FlowWise is not aware of any key FlowWise employee who intends to terminate his or her employment with FlowWise.

      3.16 Trade Regulation. FlowWise has not terminated its relationship with or refused to ship FlowWise products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay FlowWise in excess of Fifteen Thousand Dollars ($15,000) over any consecutive twelve (12) month period. The prices charged by FlowWise in connection with the marketing or sale of any FlowWise Products or services have been in compliance in all material respects with all applicable laws and regulations. No claims against FlowWise have been communicated or threatened in writing to FlowWise with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind and, to FlowWise's knowledge, no specific situation, set of facts, or occurrence provides a reasonable Basis for any such claim.

      3.17 Insider Transactions. No Affiliate of FlowWise has any interest in
(a) any equipment or other material property, real or personal, tangible or intangible, including, without limitation, any proprietary asset, used in connection with or pertaining to the business of FlowWise, or (b) any creditor, supplier, customer, manufacturer, agent or representative of FlowWise, or distributor of FlowWise products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of (A) the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company whose stock or debt securities are traded on a recognized stock exchange or quoted on Nasdaq, or (B) such person's status as a general or limited partner of a venture capital or similar fund, which fund is also a holder of the securities of such creditor, supplier, customer, manufacturer, agent, representative or distributor.

      3.18 Employees, Independent Contractors and Consultants. The FlowWise Disclosure Statement lists all currently effective written or oral consulting, independent contractor and/or employment agreements and other material agreements with individual employees, independent contractors or consultants to which FlowWise is a party. If oral, Part 3.18 of the FlowWise Disclosure Statement also contains a brief summary of such agreements. True and correct copies of all such written agreements have been provided to NET or its representatives. All salaries and wages paid by FlowWise are in material compliance, both individually and in the aggregate, with applicable foreign, federal, state and local laws. Part 3.18 of the FlowWise Disclosure Statement lists (a)(1) the names of all persons currently employed by FlowWise, and (2) the salaries and other compensation arrangements (bonus, deferred compensation, etc.) for each such person; and (b) all personnel laid off or terminated by FlowWise since September 1, 1999.

      3.19 Insurance. Part 3.19 of the FlowWise Disclosure Statement contains a list of the principal policies of fire, liability and other forms of insurance held by FlowWise. Each such policy is in full force and effect. FlowWise is not in default with respect to its obligations under any insurance policy maintained by it, and FlowWise has not been denied insurance coverage. The insurance coverage of FlowWise is customary for corporations of similar size engaged in similar lines of business. Except as set forth on Part 3.19 of the FlowWise Disclosure Statement, FlowWise does not have any self-insurance or co-insurance programs, and the reserves set forth on the balance sheet included in the Most Recent Financial Statements are adequate to cover all reasonably anticipated Liabilities with respect to any such self-insurance or co-insurance programs.

      3.20 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to FlowWise's knowledge, threatened against FlowWise (or pending or, to FlowWise's knowledge, threatened against or affecting any of the officers, directors or employees of FlowWise with respect to FlowWise businesses or proposed business activities), or pending or threatened by FlowWise against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); nor has there been any such actions, suits, proceedings, orders, investigations or claims pending against or affecting FlowWise during the past three years; FlowWise is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and to FlowWise's knowledge, there is no Basis for any of the foregoing. FlowWise is not subject to any judgment, order or decree of any court or other Governmental Body, and FlowWise has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may have a Material Adverse Effect on the financial condition or operations of FlowWise.

      3.21 Product Warranty. Each FlowWise Product manufactured, sold, leased, or delivered by FlowWise has been in conformity with all applicable contractual commitments and all express and implied warranties, and FlowWise does not have any Liability (and there is no Basis known to FlowWise for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against FlowWise giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the balance sheet included in the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FlowWise. No FlowWise Product manufactured, sold, leased, or delivered by FlowWise is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Part 3.21 of the FlowWise Disclosure Statement includes copies of the standard terms and conditions of sale or lease for FlowWise (containing applicable guaranty, warranty, and indemnity provisions).

      3.22 Product Liability. FlowWise does not have any Liability (and there is no Basis known to FlowWise for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against FlowWise giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by FlowWise.

      3.23 Compliance with Environmental Requirements.

            (a) Except as set forth in Part 3.23 of the FlowWise Disclosure
Statement:

                  (i) FlowWise has complied with and is currently in compliance with all material Environmental and Safety Requirements, and FlowWise has not received any oral or written notice, report or information regarding any Liabilities or threatened Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to FlowWise or any of its properties or facilities.

                  (ii) Without limiting the generality of the foregoing, FlowWise has obtained and complied with, and is currently in compliance with, all material permits, licenses and other authorizations or notice or warning requirements, including but not limited to the requirements under Proposition 65 that apply to its California operations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its businesses,

            (b) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on FlowWise or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

            (c) None of the following exists at any property or facility owned, occupied or operated by FlowWise:

                  (i)   underground storage tanks or surface impoundments;

                  (ii)  asbestos-containing materials in any form or condition;
                        or

                  (iii) materials or equipment containing polychlorinated
                        biphenyls.

            (d) FlowWise has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous chemical or substance) or owned, occupied or operated any facility or property, so as to give rise to Liabilities of FlowWise for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental and Safety Requirements.

            (e) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities, leased space or operations of FlowWise shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other Liabilities pursuant to Environmental and Safety Requirements (including, without limitation, those Liabilities, including but not limited to third party Liabilities, relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage).

            (f) FlowWise has not, either expressly or by operation of law, assumed or undertaken any Liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

            (g) No Environmental Lien has attached to any property owned, leased or operated by FlowWise.

      3.24 Corporate Documents. FlowWise has furnished to NET for its examination the following: (a) copies of its articles of incorporation and bylaws; (b) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to FlowWise, or any securities of FlowWise, and all applications for such permits, orders, and consents; and (d) the stock transfer books of FlowWise setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of FlowWise are complete and accurate in all respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance in all material respects with the laws of the applicable jurisdiction.

      3.25 No Brokers. Except as set forth on Part 3.25 of the FlowWise Disclosure Statement, neither FlowWise nor any FlowWise shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

      3.26 Disclosure. This Agreement, the FlowWise Financial Statements, and the FlowWise Disclosure Statement provided in connection with this Agreement, taken as a whole, do not contain any untrue statement of material fact, fairly represent the business, properties, assets, and condition, financial or otherwise, of FlowWise in all material respects, and do not fail to state a material fact necessary in order to make the statements contained therein and herein, when taken as a whole, not misleading. There is no fact which has not been disclosed to NET of which FlowWise is aware and which, when reviewed in light of this Agreement, the FlowWise Financial Statements, and the FlowWise Disclosure Statement provided in connection with this Agreement, taken as a whole, materially adversely affects or could reasonably be anticipated to materially adversely affect the business, financial condition, operating results, earnings, assets, customers, supplier, employee or sales representative relations or business prospects of FlowWise.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF NET AND SUB

      NET and Sub jointly and severally represent and warrant to FlowWise that:

      4.1 Organization and Good Standing. NET and Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and have full power and authority to carry on their businesses as now conducted.

      4.2 Capital Structure. As of the date hereof the authorized capital stock of NET consists of Fifty Million (50,000,000) shares of NET Common Stock, $0.01 par value per share and Five Million (5,000,000) shares of NET Preferred Stock, $0.01 par value per share. At the close of business on December 8, 1999, Twenty One Million Four Hundred Fifty Four Thousand Nine Hundred Seventy Five (21,454,975) shares of NET Common Stock were outstanding. As of the date hereof, the authorized capital stock of Sub consists of One Thousand (1,000) shares of Common Stock, no par value, all of which are validly issued, fully paid and nonassessable and owned by NET.

      4.3 Power, Authorization and Validity. Each of NET and Sub has the corporate power and authority to enter into and perform their respective obligations under this Agreement and the Transaction Documents to which they are a party. The execution and delivery of this Agreement and the Transaction Documents have been duly and validly approved and authorized by the respective boards of directors of NET and Sub and by NET as the sole shareholder of Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable NET and Sub to enter into and to perform the terms of this Agreement or the Transaction Documents on their parts to be performed, except for (a) the filing of the Merger Articles and all required officers' certificates with the Secretary of State of the State of California, (b) filings under applicable securities laws, and (c) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which NET or any of NET's subsidiaries conducts any business or owns any property or assets. This Agreement is, and the other Transaction Documents when executed and delivered by NET and/or Sub shall be, the valid and binding obligations of NET and Sub enforceable against NET and Sub, as the case may be, in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

      4.4 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a material breach or violation of, any provision of NET's and or Sub's certificate or articles of incorporation, respectively, and bylaws as currently in effect, any instrument or contract to which NET or Sub is a party or by which any such party is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to any such party. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein or therein will not have a Material Adverse Effect on the operations, assets, or financial condition of NET on a consolidated basis.

      4.5 Litigation. There is no suit, action, proceeding, claim or investigation pending or, to NET's knowledge, threatened against NET and Sub before any court or administrative agency or which questions or challenges the validity of this Agreement and which is not set forth in the SEC Documents which could have a Material Adverse Effect on the operations, assets or financial condition of NET (on a consolidated basis) or Sub.

      4.6 Sufficient Resources NET currently has, and will have, at all times that it has financial obligations under any Transaction Document, sufficient cash or cash equivalent funds available to consummate the transactions contemplated hereby, including, without limitation, payment of the amount due under the Transaction Bonus Agreements.

                                   ARTICLE V
                        PRECLOSING COVENANTS OF FLOWWISE

      5.1 Material Consents. FlowWise shall, to the extent requested by NET, use its Best Efforts to obtain any and all consents (the "Material Consents") required under the terms of any Material Contract in connection with this Agreement and the transactions contemplated hereby.

      5.2 Advice of Changes. FlowWise shall promptly advise NET in writing (a) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of FlowWise contained in this Agreement, if made on or as of the date of such event, untrue or inaccurate in any material respect, (b) of any Material Adverse Change in FlowWise's business or financial condition, taken as a whole, and (c) the departure, termination of employment, or announced departure or termination of employment of any employee (other than employees not referenced in Section 12.1 of this Agreement).

      5.3 Conduct of Business. Until the Closing, FlowWise will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, except as set forth in the FlowWise Disclosure Statement or with the prior written consent of NET:

            (a) borrow any additional money;

            (b) incur any Liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

            (c) incur or commit to incur any capital expenditures other than capital expenditures and commitments which were made prior to the date of this Agreement;

            (d) lease, license, sell, transfer, encumber or permit to be encumbered any asset, intellectual property right or other property associated with the business of FlowWise (including sales or transfers to Affiliates of FlowWise), except for licenses granted and products sold in the usual and ordinary course of business and except for cash applied in payment of Liabilities of FlowWise in the usual and ordinary course of its business;

            (e) dispose of any of its assets, except inventory in the regular and ordinary course of business;

            (f) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business;

            (g) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

            (h) pay any bonus or special remuneration (excluding sales commissions and bonuses paid pursuant to existing arrangements in the ordinary course of business) to any officer or employee, including any amounts for accrued but unpaid bonuses, or increase the salary of any officer or employee;

            (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

            (j) amend or terminate any Material Contract, agreement or license to which it is a party except in the ordinary course of business;

            (k) enter into any material contract except in the ordinary course of business and consistent with past practice;

            (l) loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

            (m) waive or release any right or claim, except in the ordinary course of business;

            (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, except in connection with the exercise of rights existing prior to the date hereof;

            (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

            (p) merge, consolidate or reorganize with any Person;

            (q) amend its articles of incorporation or bylaws;

            (r) make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to FlowWise, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to FlowWise, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax Liability of FlowWise or NET;

            (s) Adopt, amend, modify, or terminate any plan, program, policy or arrangement subject to Section 3.9, other than as required under Section 12.3 of this Agreement.

            (t) do anything that is not contemplated in this Agreement or would cause there to be a Material Adverse Change in the FlowWise Financial Statements (including but not limited to cash distributions or material decreases in the net assets of FlowWise), except as would occur in the ordinary course of FlowWise's business, between the date of the FlowWise Financial Statements and the Closing Date; or

            (u) agree to do any of the things described in the preceding clauses
Section 5.3(a) through (t).

      5.4 Risk of Loss. Except as otherwise provided in this Agreement or to the extent caused by NET or Sub, until the Closing, all risk of loss, damage or destruction to FlowWise's assets shall be borne by FlowWise.

      5.5 Access To Information. Until the Closing, FlowWise shall allow NET and its legal, accounting and other representatives and agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, FlowWise shall cause its accountants to cooperate with NET and its representatives and agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

      5.6 Satisfaction of Conditions Precedent. FlowWise will use its Best Efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article IX, and FlowWise will use its Best Efforts to cause the transactions contemplated in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

      5.7 Other Negotiations. Between the date hereof and the date this Agreement is terminated pursuant to Article X hereof (the "Expiration Date"), FlowWise will not (and it will use its Best Efforts to assure that its officers, directors, employees, agents, investment bankers, professional advisors and affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with NET) regarding any acquisition of FlowWise, any merger or consolidation with or involving FlowWise, or any acquisition of any material portion of the stock or assets of FlowWise. FlowWise agrees that any such negotiations in progress as of the date hereof will be terminated or suspended during such period. In no event will FlowWise accept or enter into an agreement concerning any such third party transaction. FlowWise represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify NET, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Acquisition as contemplated in this Agreement (or following the Closing Date in the event of any such liability, the Shareholders of FlowWise shall indemnify NET and its affiliates pursuant to

Article XI). FlowWise shall immediately notify NET if it is approached by any Person who is interested, or expresses an interest, in acquiring FlowWise, its stock or assets, or making an investment in FlowWise.

                                   ARTICLE VI
                  PRECLOSING AND OTHER COVENANTS OF NET AND SUB

      6.1 Material Consents. NET shall provide reasonable assistance and cooperation to FlowWise in obtaining the Material Consents.

      6.2 Advice of Changes. NET and Sub will promptly advise FlowWise in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of NET or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, and (b) any Material Adverse Change in NET's or Sub's business or financial condition, taken as a whole.

      6.3 Satisfaction of Conditions Precedent. NET and Sub will use their respective Best Efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article VIII, and NET and Sub will use their respective Best Efforts to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on their part in order to effect the transactions contemplated hereby.

                                  ARTICLE VII
                                MUTUAL COVENANTS

      7.1 Confidentiality. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The party receiving such Confidential Information (the "Receiving Party") from the party disclosing such confidential information (the "Disclosing Party") shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers or employees (or outside legal, financial or accounting advisors) who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer or who are subject to ethical restrictions on disclosure which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

These obligations shall not apply to the extent that Confidential Information includes information which:

            (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving by reference to written or electronic records in existence at the time of disclosure;

            (b) is, or through no act or failure to act of the Receiving Party becomes, publicly known;

            (c) is received by the Receiving Party from a third party without restriction on disclosure (although this exception shall not apply if such third party is itself violating a confidentiality obligation by making such disclosure);

            (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

            (e) is approved for release by written authorization of the Disclosing Party; or

            (f) is required to be disclosed by a Government Body to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however, that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

      7.2 No Public Announcement. Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that NET may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case NET will use its best efforts to advise FlowWise prior to making the disclosure).

      7.3 Regulatory Filings; Consents; Best Efforts. Subject to the terms and conditions of this Agreement, FlowWise and NET shall use their respective Best Efforts to (a) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act and supply all additional information requested in connection therewith, (b) make other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (c) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (d) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, with the objective of completing the Closing no later than December 31, 1999.

      7.4 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the transactions described and contemplated herein and to carry into effect the intents and purposes of this Agreement.

                                  ARTICLE VIII
                      CONDITIONS OF FLOWWISE'S OBLIGATIONS

      The obligations of FlowWise to close the transactions contemplated in this Agreement are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by FlowWise, but only in a writing signed by FlowWise):

      8.1 Accuracy of Representations and Warranties. The representations and warranties of NET and Sub set forth in Section 4 and in any certificate delivered at the Closing by NET or Sub in connection with this Agreement shall be true and correct in all material respects when made and on and as of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and FlowWise shall receive a certificate to such effect signed by an officer of NET and Sub, respectively.

      8.2 Covenants. NET and Sub shall have performed and complied in all material respects with all of their covenants contained in Article VI and
Article VII on or before the Closing, and FlowWise shall receive a certificate from NET and Sub to such effect signed by an officer of NET and Sub, respectively.

      8.3 Authorizations. FlowWise shall have received from NET and Sub written evidence that the execution, delivery and performance of NET and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of NET and Sub, respectively, and the shareholder of Sub.

      8.4 Government Consents. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

      8.5 No Litigation. On and as of the Closing, no litigation or proceeding shall be threatened or pending against FlowWise or NET with the probable effect (in the reasonable opinion of FlowWise's counsel) of enjoining or preventing the consummation of the Merger.

      8.6 Deposit of Consideration. NET shall have deposited the Merger Consideration and the Bonus Pool with the Exchange Agent.

      8.7 Transaction Bonus Agreements. Each of the Transaction Bonus Agreements shall be in full force and effect (except to the extent resulting from a breach or termination by one of employees who is party thereto).

      8.8 Opinion of NET's Counsel. The FlowWise Shareholders shall have received from the General Counsel of NET and Crosby, Heafey, Roach & May Professional Corporation, legal counsel to NET, opinions in substantially the forms attached hereto as Exhibits E-2 and E-3, respectively.

      8.9 Receipt of Certificate. The FlowWise Shareholders shall have received at Closing a certificate signed by an executive officer of NET certifying as to the accuracy of the matters set forth in Sections 8.1, 8.2 and 8.5.

      8.10 Exchange Agreement. NET and the Exchange Agent (or a substitute Exchange Agent reasonably acceptable to FlowWise) shall have executed and delivered the Exchange Agreement.

      8.11 Escrow Agreement. NET and the Exchange Agent (or a substitute Exchange Agent reasonably acceptable to FlowWise) shall have executed and delivered an escrow agreement relating to the Bonus Pool and distributions thereof reasonably satisfactory to the Shareholder Representative.

                                   ARTICLE IX
                    CONDITIONS TO NET'S AND SUB'S OBLIGATIONS

      The obligations of NET and Sub are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by NET, but only in a writing signed by NET):

      9.1 Accuracy of Representations and Warranties. The representations and warranties made by FlowWise contained in Article III and in any certificate delivered by FlowWise in connection with this Agreement shall be true and correct in all material respects when made and on and as of the Closing with the same force and effect as if such representations had been made at the Closing.

      9.2 Covenants. FlowWise shall have performed and complied in all material respects with all of its covenants contained in Article V and Article VII on or before the Closing.

      9.3 No Litigation. On and as of the Closing, no litigation or proceeding shall be threatened or pending against FlowWise or NET with the probable effect (in the reasonable opinion of NET's counsel) of enjoining or preventing the consummation of the Merger, or requiring NET to divest or hold separate any business in connection with the Merger or possibly causing a Material Adverse Effect on FlowWise or its business or financial condition, and no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator shall be outstanding against FlowWise that would otherwise have a Material Adverse Effect on NET (exclusive of the business of FlowWise).

      9.4 Authorizations. NET shall have received from FlowWise written evidence that (a) the execution, delivery and performance of this Agreement have been duly and validly approved and authorized by FlowWise's board of directors and by the shareholders of FlowWise, and (b) shareholders of FlowWise holding no more than ten percent (10%) of each class of the, outstanding capital stock of FlowWise have, or might be able to perfect, dissenters' rights in connection with the Merger.

      9.5 Transaction Bonus Agreements. Each of the Transaction Bonus Agreements shall be in full force and effect (except to the extent resulting from a breach or termination by NET) and shall not been amended without NET's consent.

      9.6 Opinion of FlowWise's Counsel. NET shall have received from Venture Law Group, A Professional Corporation, legal counsel to FlowWise, an opinion in substantially the form attached hereto as Exhibit E-1.

      9.7 Receipt of Certificate. NET shall have received at Closing a certificate signed by each of the President and Chief Financial Officer of FlowWise certifying as to the accuracy of the matters set forth in Sections 9.1,
9.2 and 9.3.

      9.8 Employees. None of the Key Employees (as defined in Section 12.1) shall have (a) voluntarily terminated their employment with FlowWise on or prior to the Closing Date, or (b) refused to accept employment with, or given notice that they do not intend to continue employment with, the Surviving Corporation or NET (as determined by NET).

      9.9 Exchange Agreement. FlowWise, the Exchange Agent (or a substitute Exchange Agent reasonably acceptable to NET) and the Shareholder Representative shall have executed and delivered the Exchange Agreement.

      9.10 GATX. FlowWise shall have obtained and delivered a waiver, in form and substance acceptable to NET in its sole discretion, from MMC/GATX Partnership No. I and Transamerica Business Credit Corporation (together, the "GATX") of the GATX's rights under Article IX of that certain Loan and Security Agreement dated as of April 23, 1999, with respect to any prepayment or acceleration of any amounts due under such Loan and Security Agreement as a result of the transactions contemplated by or referenced in this Agreement.

      9.11 Comdisco. FlowWise shall have obtained a delivered a waiver and consent, in form and substance acceptable to NET in its sole discretion, from Comdisco, Inc. ("Comdisco") of Comdisco's rights under that certain Master Lease Agreement dated as of October 21, 1998, with respect to (a) Comdisco's consent to the assignment of such Master Lease Agreement to NET, and (b) the waiver of Comdisco's rights under such Master Lease Agreement with respect to any prepayment or acceleration of any amounts due under such Master Lease Agreement as result of the transactions contemplated by or referenced in this Agreement.

      9.12 Number of Shares Outstanding. No later than one (1) day prior to the Closing, FlowWise shall advise NET and its counsel as to the number of shares of FlowWise Capital Stock outstanding as of the Closing Date.

      9.13 Exercise of Warrants. All FlowWise Options and any other warrants, options or other rights to purchase shares of FlowWise Capital Stock shall have been exercised or terminated immediately prior to the Effective Time.

                                   ARTICLE X
                            TERMINATION OF AGREEMENT

      10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) By mutual consent;

            (b) By either NET or FlowWise for any reason if the Closing has not occurred by January 31, 2000, unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing, provided that a party cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of such party to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a closing condition over which such party has no control). Any termination of this Agreement under this Section 10.1(b) shall be effective by the delivery of written notice of the terminating party to the other parties hereto;

            (c) By either party by giving written notice to the other party at any time prior to the Closing in the event the other party has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the non-breaching party has notified the breaching party of the breach, and the breach has continued without cure for a period of ten
(10) calendar days after the notice of breach; or

            (d) By either NET or FlowWise if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable.

      10.2 Effect of Termination. Any termination of this Agreement pursuant to this Article X shall be without further obligation or Liability upon any party in favor of any other party hereto; provided, however, that if such termination by one party shall result from the willful failure of the other party to carry out its obligations under this Agreement, then such party shall be liable for Damages incurred by the other party, and such termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

      10.3 Certain Effects of Termination. In the event of the termination of this Agreement by either FlowWise or NET as provided in Section 10.1 hereof:

            (a) each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available and other than one copy thereof to be retained by outside counsel for such party) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect; and

            (b) FlowWise and NET shall continue to abide by the provisions of the NonDisclosure Agreement dated as of January 7, 1999 between NET and FlowWise (the "Nondisclosure Agreement"). This Section 10.3 shall survive any termination of this Agreement.

                                   ARTICLE XI
                                 INDEMNIFICATION

      11.1 Survival of Representations.

            (a) The representations and warranties made by FlowWise (including the representations and warranties set forth in Article III hereof and the representations and warranties set forth in any certificate delivered by FlowWise in connection with this Agreement) shall survive the Closing and shall remain in full force and effect and shall survive until the expiration of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the expiration of the Indemnification Period; provided, however, that the termination hereunder of the representations and warranties made by FlowWise shall not terminate or limit in any manner whatsoever any rights NET has or may have for knowing and intentional misrepresentation. The representations and warranties made by NET and Sub shall survive the Closing, shall remain in full force and effect and shall survive until the expiration of the Indemnification Period, and the FlowWise Shareholders shall be expressly permitted to rely on such representations and warranties as third party beneficiaries; provided, however, that the termination hereunder of the representations and warranties made by NET and Sub shall not terminate or limit in any manner whatsoever any rights which FlowWise or the FlowWise Shareholders have or may have for knowing and intentional misrepresentation.

            (b) As used in this Agreement, Indemnification Period shall mean a period of one (1) year from the Closing Date, subject to Section 11.3(e) hereof; provided, however, that the expiration of any Indemnification Period shall not limit the rights any Indemnitees with respect to indemnification under this
Article XI in respect of any claim commenced within the Indemnification Period.

            (c) The representations, warranties, covenants and obligations of FlowWise, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their representatives.

      11.2 Indemnification by FlowWise Shareholders.

            (a) From and after the Closing Date (but subject to Section 11.1(a)), the Shareholders of FlowWise shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

                  (i) any inaccuracy in or breach of any representation or warranty set forth in Article III hereunder or in any certificate delivered by FlowWise in connection with this Agreement;

                  (ii) any breach of any covenant or obligation of FlowWise hereunder,

                  (iii) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause (i) or (ii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article XI if such Indemnitee is the prevailing party in any such Legal Proceeding).

            (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of FlowWise hereunder, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) NET shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

      11.3 Floor; Ceiling; Exclusivity; Claims Process.

            (a) The FlowWise Shareholders shall not be required to make any indemnification payment pursuant to Section 11.2(a) until such time as and only to the extent that the total amount of all Damages (including the Damages arising from any inaccuracy or breach of any representation or warranty and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds Twenty-Five Thousand Dollars ($25,000) in the aggregate.

            (b) Except with respect to claims based on knowing and intentional misrepresentations of representations and warranties, NET and Sub agree on behalf of the Indemnitees that, after the Closing, the sole recourse of the Indemnitees with respect to Damages shall be against the Holdback Amount in the manner set forth in Section 2.4 of this Agreement.

            (c) In the event that an Indemnitee shall have incurred any Damages for which Indemnitee wishes to seek adjustment to the Holdback Amount pursuant to Section 11.1, Indemnitee shall deliver to the Shareholder Representative and the Exchange Agent an Officer's Certificate: (i) stating that Indemnitee has paid Damages, (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid, and the nature of the misrepresentation, breach of warranty or covenant or other adjustment to the Holdback Amount to which such item is related, and (iii) indicating that Indemnitee is seeking adjustment to the Holdback Amount under this Article XI. Nothing in this Section 11.3(c) shall limit the right of an Indemnitee to seek an adjustment to the Holdback Amount under this Article

XI in accordance with Section 11.3(e) with respect to Damages that such Indemnitee reasonably anticipates that it will have to pay or accrue, subject to the other provisions of this Section 11.3.

            (d) In the event that an Indemnitee has elected to pursue adjustment to the Holdback Amount under this Article XI, the amount stated in the Officer's Certificate shall be delivered to the Indemnitee by the Exchange Agent, unless the Shareholder Representative contests such claim in writing within thirty (30) days after such election. In such event, the parties will follow the procedures set forth in Section 13.2 below (in which case the payment of the amount of the Holdback Amount shall be made as determined pursuant to Section 13.2 with any amounts to be paid to an Indemnitee to be paid by the Exchange Agent following such determination and any amounts to be paid to the FlowWise Shareholders to be paid upon the later of the expiration of the Indemnification Period or ten (10) days after a final determination of a claim).

            (e) Notwithstanding anything to the contrary herein, no later than the date of the expiration of the Indemnification Period, in the event that an Indemnitee reasonably anticipates that it will have to pay or accrue Damages relating to (i) claims for which such Indemnitee has not provided notice pursuant to subsection (c) hereof that such Indemnitee reasonably believes are indemnifiable under this Article XI, or (ii) claims for which such Indemnitee has provided notice pursuant to subsection (c) of this Section 11.3 that have not been finally resolved in accordance with this Article XI, the Indemnitee shall deliver to the Shareholder Representative and the Exchange Agent an Officer's Certificate setting forth the information identified in clauses (i),
(ii) and (iii) of subsection (c) of this Section 11.3 (including, without limitation, information relating to any anticipated claims and the Basis for such anticipated Liability). The amount stated in the Officer's Certificate shall be delivered to the Indemnitee unless the Shareholder Representative contest such claim in writing within ten (10) days after receipt of such notice. In such event, as soon as practicable but in no event later than twenty (20) days after the receipt of the notice of objection from the Shareholder Representative, the parties shall submit the claim to the Neutral Third Party (as defined below) for a determination to be made within sixty (60) days after submission whether a reasonable likelihood exists that any Damages (including attorney's fees) will be incurred or accrued by the Indemnitee for such claims. In the event that the Neutral Third Party determines that a reasonable likelihood does not exist, then the Holdback Amount in dispute as a result of that claim shall be distributed to the Former Holders in accordance with the terms of the Exchange Agreement. In the event that the Neutral Third Party determines that a reasonable likelihood does exist that any Damages (including attorney's fees) will be incurred or accrued by the Indemnitee for such claim, then such amount stated in the Officer's Certificate shall remain in escrow, subject to the Exchange Agreement, until such time as the amount of such Damages is paid or properly accrued by the Indemnitee. At such time, the parties shall follow the procedure set forth in subsections (c) and (d) of this Section 11.3. The costs and expenses of the Neutral Third Party as well as any additional amounts due under the Exchange Agreement in connection with the procedure described herein shall be paid from the Holdback Amount.

For purposes of this Section 11.3, the Neutral Third Party shall mean a third party selected by the parties in the following manner: within five (5) days following receipt of the Shareholder Representative's notice of objection, NET, on the one hand, and the Shareholder Representative, on the other hand, shall each propose an unaffiliated third party who is qualified and experienced for such determination (the "NET Nominee" and "FlowWise Nominee," respectively). Within five (5) days thereafter, the parties may mutually agree that either the NET Nominee or the FlowWise Nominee shall act as the Neutral Third Party. In the event that both (i) the NET Nominee is not reasonably acceptable to FlowWise, and (ii) the FlowWise Nominee is not reasonably acceptable to NET, then within ten (10) days after the initial proposals, the NET Nominee and the FlowWise Nominee shall select a third party unaffiliated with both NET and FlowWise and such individual shall act as the Neutral Third Party. In the event that neither party proposes an unaffiliated third party within the five-day initial proposal period, the first party to propose an unaffiliated third party in writing thereafter shall have the right to appoint such third party as the Neutral Third Party.

      11.4 No Contribution. The Shareholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which they may become subject under or in connection with this Agreement or any certificate delivered by FlowWise in connection with this Agreement.

      11.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against NET or against any other Person) with respect to which the Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article XI, the procedure set forth in Sections 11.6 and 11.7 below shall be followed.

      11.6 Notice. NET shall give prompt written notice to the Shareholder Representative pursuant to Section 11.9 of the commencement of any such Legal Proceeding against NET or the Surviving Corporation for which indemnity may be sought under Article XI together with a description of such Legal Proceeding and the specific bases upon which such indemnity may be sought consistent with the provisions of this Agreement; provided, however, that any failure on the part of NET to so notify the Shareholder Representative shall not limit any of the obligations of the Shareholders under this Article XI (except to the extent such failure materially prejudices the defense of such Legal Proceeding). The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Shareholder Representative receives written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

      11.7 Defense of Claim. The Indemnitee shall have the right to be represented by counsel of its choice and to defend or otherwise control the handling of any third party claim or Legal Proceeding for which indemnity is sought. Notwithstanding the foregoing, the Shareholder Representative may elect on behalf of the Shareholders (by written notice by the Shareholder Representative to NET within thirty (30) days after receipt of written notice under Section 11.6) to assume the defense of or otherwise control the handling of any such third party claim or Legal Proceeding (other than for matters relating to the intellectual property rights of NET (including FlowWise), or claims by customers of NET) for which indemnity is sought so long as, and only in the event that, the maximum amount reasonably expected to be payable with respect to any such

Legal Proceeding by FlowWise or NET would not exceed the Holdback Amount in NET's reasonable determination, subject to the further limitations provided herein.

            (a) If the Shareholder Representative so elects to assume the defense of any such claim or Legal Proceeding:

                  (i) the Shareholders shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnitee;

                  (ii) the Indemnitee shall make available to the Shareholder Representative any documents and materials in the possession of the Indemnitee that may be necessary to the defense of such claim or Legal Proceeding;

                  (iii) the Shareholder Representative shall keep the Indemnitee informed of all material developments and events relating to such claim or Legal Proceeding;

                  (iv) the Indemnitee shall have the right to participate in the defense of such claim or Legal Proceeding at the Indemnitee's expense (except that the FlowWise Shareholders shall pay the fees and expenses of such counsel out of the Holdback Amount to the extent that the Indemnitee reasonably concludes that there is a conflict of interest between the Indemnitee and the FlowWise Shareholders); and

                  (v) the Shareholder Representative shall have the right to settle, adjust or compromise such claim or Legal Proceeding only with the consent of NET; provided, however, that NET shall not unreasonably withhold such consent.

            (b) If the Shareholder Representative does not (or cannot) elect to assume the defense of any such third party claim or Legal Proceeding, the Indemnitee may proceed with the defense of such claim or Legal Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Legal Proceeding on its own:

                  (i) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Shareholders out of the Holdback Amount, provided, however, that the Shareholders shall not be liable for the costs of more than one counsel on behalf of the Indemnities collectively;

                  (ii) the Shareholders shall make available to the Indemnitee any documents and materials in the possession or control of the Shareholders that may be necessary to the defense of such claim or Legal Proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting disclosure by the Shareholders;

                  (iii) the Indemnitee shall keep the Shareholder Representative informed of all material developments and events relating to such claim or Legal Proceeding; and

                  (iv) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholder Representative; provided, however, that the Shareholder Representative shall not unreasonably withhold such consent.

      11.8 Exercise of Remedies by Indemnitees Other than NET. No Indemnitee (other than NET or any successor thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless NET (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

      11.9 Shareholder Representative; Approval of Shareholders.

            (a) Kenneth P. Lawler shall be constituted and appointed as agent ("Shareholder Representative") for and on behalf of the Shareholders to give and receive notices and communications, to authorize distribution to NET of the Holdback Amount in satisfaction of claims by NET, to object to such distribution to NET of the Holdback Amount, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Shareholders, with the vote of the Shareholders to be determined by their pro rata interests in the Holdback Amount from time to time upon not less than ten
(10) business days' prior written notice to NET. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for his/her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.

            (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholder Representative and hold him/her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his/her duties hereunder. Subject to the prior right of NET to make claims for damages, the Shareholder Representative, with the consent of Shareholders entitled to a majority in interest in the Holdback Amount, may recover from the Holdback Amount prior to any payment to the Shareholders reasonable costs and expenses incurred by the Shareholder Representative in connection with acting as same.

            (c) The approval by the Shareholders of the Merger shall be deemed to be approval of the terms of the provisions of this Article XI, including the appointment of the Shareholder Representative.

            (d) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all FlowWise Shareholders and shall be final, binding and conclusive upon each such FlowWise Shareholder, and NET may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each every such FlowWise Shareholder. NET is hereby relieved from any Liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Representative.

                                  ARTICLE XII
                              EMPLOYEE ARRANGEMENTS

      12.1 Transaction Bonus Agreements. NET and FlowWise acknowledge that each of the employees of FlowWise listed on Exhibit F hereto (each a "Key Employee" and collectively the "Key Employees") have executed and delivered a Transaction Bonus Agreement, as amended ("Transaction Bonus Agreement"), with NET which agreement will be effective at the Effective Time.

      12.2 Bonus Pool. In connection with the Merger, NET agrees to establish a bonus pool for certain employees of FlowWise following the Effective Date (the "Bonus Pool"). The Bonus Pool shall be established in accordance with and subject to the terms of the Transaction Bonus Agreements. NET will deposit the Bonus Pool with the Exchange Agent for distribution in accordance with the terms of an agreement reasonably satisfactory to the Shareholder Representative.

      12.3 Employee Benefit Plans. NET and FlowWise hereby agree that to the extent the existing Employee Benefit Plans provided by FlowWise to its employees are terminated or merged with existing NET Employee Benefit Plans after the Closing Date, such employees who are hired by NET shall be entitled to participate in all benefit plans and arrangements which are available and subsequently become available to NET's employees of similar position on the same basis as NET's employees. For purposes of eligibility to participate and vesting requirements in the NET Employee Benefit Plans for which any former FlowWise employee may be eligible upon hire by NET, to the extent permissible under the relevant plans, service by a former FlowWise employee with FlowWise shall be deemed to have been service with NET.

      12.4 Assumption of Indemnity Obligations.

            (a) Articles of Incorporation and Bylaws. The Surviving Corporation agrees that the obligations set forth in the Amended and Restated Articles of Incorporation and Bylaws of FlowWise, as in effect immediately prior to the Effective Time, to indemnify its officers and directors shall survive the Merger, and any rights of the directors and officers to such indemnification thereunder shall not be adversely affected by any amendment, repeal or other modification thereto after the Effective Time.

            (b) Exclusion. Notwithstanding the foregoing, nothing in this
Section 12.4 is intended to release any director or officer of FlowWise, who is also a shareholder of FlowWise, from its indemnification obligations under
Section 11 hereof.

                                  ARTICLE XIII
                                  MISCELLANEOUS

      13.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

      13.2 Amicable Resolution. NET and FlowWise mutually desire that friendly collaboration will develop between themselves. Accordingly, they shall try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereof.


      Excluding Intellectual Property disputes which must be brought before a court of competent jurisdiction, to the extent that any misunderstanding or dispute which arises after the Effective Date cannot be resolved agreeably in a friendly manner, the dispute will be mediated by a mutually-acceptable mediator to be chosen by NET and the Shareholder Representative within forty-five (45) days after written notice by one of the parties demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, however, by mutual agreement NET and the Shareholder Representative may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to attempt some other form of alternative dispute resolution ("ADR") in lieu of mediation, including by way of example and without limitation neutral fact-finding or a mini-trial.

      Any dispute that the parties cannot resolve through negotiation, mediation or other form of ADR within six months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section 13.2 will prevent either party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.
13.3 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT.

      13.4 Binding Upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

      13.5 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to effect reasonably the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      13.6 Entire Agreement; Assignment. This Agreement (with all of the exhibits, appendices and schedules appended hereto and thereto), the FlowWise Disclosure Statement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person (including, without limitation, any employee of FlowWise or any such employee's spouse, dependents or beneficiaries) except the Shareholder Representative any rights or remedies hereunder; and (iii) shall not be assigned by FlowWise whether by operation of law or otherwise without the prior written consent of NET.

      13.7 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or telefax, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

      13.8 Expenses. Whether or not the transactions herein contemplated shall be consummated, NET will pay the fees, expenses and disbursements of NET and Sub and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto. Whether or not the transactions herein contemplated shall be consummated, FlowWise will pay the fees, expenses and disbursements of FlowWise and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by FlowWise under this Agreement. Notwithstanding the foregoing, neither NET nor FlowWise shall be liable for any fees or expenses payable to any broker or finder contemplated by Section 3.25 of this Agreement, except that NET shall pay (a) the fee of Five Hundred Thousand Dollars ($500,000 to Credit Suisse First Boston Corporation, an investment banking firm retained by FlowWise as identified in Part 3.25 of the FlowWise Disclosure Statement, and (b) the reasonable expenses and fees of Venture Law Group, A Professional Corporation, in connection with its representation of FlowWise in connection herewith, if the Merger is consummated.

      13.9 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

      13.10 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

      13.11 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 13.11.

            If to FlowWise:        FlowWise Networks, Inc.
                                   2480 N. First Street, Ste. 180
                                   San Jose, California 95131
                                   Facsimile: (408) 324-0760
                                   Attention: President

            With copies to:        Venture Law Group, A Professional Corporation
                                   2800 Sand Hill Road
                                   Menlo Park, CA 94025
                                   Facsimile: (650) 233-8386
                                   Attention: Tae Hea Hahm

            If to NET:             Network Equipment Technologies, Inc.
                                   6500 Paseo Padre Parkway
                                   Fremont, California 94555
                                   Facsimile: (510) 574-4020
                                   Attention: President

            With copies to:        Network Equipment Technologies, Inc.
                                   6500 Paseo Padre Parkway
                                   Fremont, California 94555
                                   Facsimile: (510) 574-4020
                                   Attention: General Counsel

                                   Crosby, Heafey, Roach & May
                                   Professional Corporation
                                   Four Embarcadero Center, Ste. 1900
                                   San Francisco, California  94111
                                   Facsimile: (415) 391-8269
                                   Attention: Twila L. Foster, Esq.

            If to the Shareholder  Kenneth P. Lawler
            Representative:        Battery Ventures
                                   901 Mariner's Island Blvd., Ste. 475
                                   San Mateo, CA 94404
                                   Facsimile: (650) 372-3930

            With a copy to:        Venture Law Group, A Professional Corporation
                                   2800 Sand Hill Road
                                   Menlo Park, CA 94025
                                   Facsimile: (650) 233-8386
                                   Attention: Tae Hea Hahm

      Such notice will be treated as having been received upon actual receipt.

      13.12 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

      13.13 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.13.

      13.14 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

      13.15 Absence of Third Party Beneficiary Rights. Except for Section 12.4 hereof, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

                      (This space intentionally left blank)

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

"FLOWWISE"                                "NET"

FLOWWISE NETWORKS, INC.                   NETWORK EQUIPMENT TECHNOLOGIES, INC.

By:    /s/  Khalid A. Nasr                By:    /s/  Mary Ann Moran
       -----------------------------             -----------------------------
Name:  Khalid A. Nasr                     Name:  Mary Ann Moran
Title: President and Chief Executive      Title: Vice President and General
       Officer                                   Counsel


                                          "SUB"

                                          IPNOW, INC.

                                          By:    /s/ Mary Ann Moran
                                                 -----------------------------
                                          Name:  Mary Ann Moran
                                          Title: President

                                LIST OF EXHIBITS

EXHIBIT A:        Certain Definitions

EXHIBIT B:        Form of Voting Agreement

EXHIBIT C:        Form of Merger Articles

EXHIBIT D:        Form of Exchange Agreement

EXHIBIT E-1:      Form of Opinion of Counsel to FlowWise **

EXHIBIT E-2:      Form of Opinion of General Counsel of NET **

EXHIBIT E-3:      Form of Opinion of Counsel to NET **

EXHIBIT F:        List of Key Employees **

** denotes exhibits that have been intentionally omitted and will be provided upon request

                    EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

                               Certain Definitions

      For purposes of the Agreement (including this Exhibit A):

      "ADR" shall have the meaning set forth in Section 13.2.

      "Agreement" shall have the meaning set forth in the introductory paragraph.

      "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the SEC pursuant to the Securities Act.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Best Efforts" shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as is reasonable; provided, however, that an obligation to use Best Efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such person of this Agreement and the transactions contemplated herein.

      "Bonus Pool" shall have the meaning set forth in Section 12.2.

      "California Code" shall have the meaning set forth in Section 1.1.

      "CERCLA" shall have the meaning set forth in Section 3.23(d).

      "Certificate" shall mean a stock certificate representing shares of FlowWise Capital Stock.

      "Closing" shall have the meaning set forth in Section 1.2.

      "Closing Date" shall have the meaning set forth in Section 1.2.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Comdisco" shall have the meaning set forth in Section 9.11.

      "Confidential Information" shall mean confidential information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party") including, without limitation, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, blueprints, engineering drawings, schematics, designs, theories of operation, contracts, customer lists, financial information, sales and marketing plans and business information.

      "Damages" shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, costs (including reasonable costs of investigation) or reasonable expenses of any nature.

      "Disclosing Party" shall have the meaning set forth in Section 7.1.

      "Dissenting Shareholder" shall have the meaning set forth in Section 2.3.

      "Dissenting Share(s)" shall have the meaning set forth in Section 2.1(c).

      "Effective Time" shall have the meaning set forth in Section 1.2.

      "Employee Benefit Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, paid vacation time, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by FlowWise for the benefit of any current, former, or retired employee, officer, or director of FlowWise, and pursuant to which FlowWise has or may have any Liability.

      "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

      "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA

      "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      "Environmental Lien" shall mean any lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any Liability of FlowWise or any Subsidiary arising under any Environmental and Safety Requirements.

      "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

      "ERISA" shall the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any substituted federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

      "Exchange Agent" shall have the meaning set forth in Section 2.2(a).

      "Exchange Agreement" shall have the meaning set forth in Section 2.2(a).

      "Exchange Fund" shall have the meaning set forth in Section 2.2(a).

      "Excluded Licenses" shall have the meaning set forth in Section 3.8(c).

      "Expiration Date" shall have the meaning set forth in Section 5.7.

      "FlowWise" shall have the meaning set forth in the introductory paragraph.

      "FlowWise Financial Statements" shall have the meaning set forth in
Section 3.4(a).

      "FlowWise Capital Stock" shall mean any shares of stock of FlowWise Common Stock or FlowWise Preferred Stock, including shares issuable upon exercise of any outstanding warrants and options to acquire shares of stock of FlowWise.

      "FlowWise Common Stock" shall mean the common stock, no par value per share, of FlowWise.

      "FlowWise Disclosure Statement" shall have the meaning set forth in
Article III.

      "FlowWise Financial Statements" shall have the meaning set forth in
Section 3.4.

      "FlowWise Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to FlowWise.

      "FlowWise Nominee" shall have the meaning set forth in Section 11.3(e).

      "FlowWise Options" shall have the meaning set forth in Section 2.1(d).

      "FlowWise Preferred Stock" shall mean FlowWise Series A Preferred Stock, FlowWise Series B Preferred Stock and FlowWise Series C Preferred Stock.

      "FlowWise Products" shall mean all versions and implementations of any product which has been or is being marketed by FlowWise or currently is under development, and all patents, patent applications, trade secrets, copyrights, trademarks, trade names and other proprietary rights related thereto.

      "FlowWise Series A Preferred Stock" shall mean the Series A Preferred Stock, no par value per share, of FlowWise.

      "FlowWise Series B Preferred Stock" shall mean the Series B Preferred Stock, no par value per share, of FlowWise.

      "FlowWise Series C Preferred Stock" shall mean the Series C Preferred Stock, no par value per share, of FlowWise.

      "FlowWise Shares" shall mean the shares of FlowWise Capital Stock issued and outstanding at the Effective Date of the Merger, other than the Dissenting Shares.

      "FlowWise Shareholders" shall mean the record holders of FlowWise Capital Stock. "GAAP" shall mean generally accepted accounting principles.

      "GATX" shall have the meaning set forth in Section 9.10.

      "Governmental Body" shall mean any of the following: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

      "Holdback Amount" shall have the meaning set forth in Section 2.1(a)(ii) (but shall not include any interest paid on the Holdback Amount).

      "Indemnification Period" shall have the meaning set forth in Section 11.1(b).

      "Indemnitees" shall mean the following Persons: (i) NET; (ii) NET's current and future affiliates (including, but not limited to, the Surviving Corporation); (iii) the respective representatives of the Persons referred to in clauses (i) and (ii) above; and (iv) the respective successors of the Persons referred to in clauses (i) and (ii) and (iii) above.

      "Initial Merger Consideration" shall have the meaning set forth in Section 2.1(a)(i).

      "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations in part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and
(viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing throughout the world. "Issued Registered Intellectual Property" shall have the meaning set forth in Section 3.8(b).

      "Key Employee" shall have the meaning set forth in Section 12.1.

      "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

      "Letter of Transmittal" shall have the meaning set forth in Section
2.2(b).

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

      "Material Adverse Change" shall mean a change which would have a Material Adverse Effect.

      A violation or other matter will be deemed to have a "Material Adverse Effect" on FlowWise or NET or Sub, as applicable, if such violation or other matter would be material in impact or amount to FlowWise' or NET's or Sub's, as applicable, (and in the case of NET, together with its subsidiaries), business, intellectual property rights or condition, or, taken as a whole, its assets, Liabilities, operations, or financial performance.

      "Material Consents" shall have the meaning set forth in Section 5.1.

      "Material Contract" shall have the meaning set forth in Section 3.12(a).

      "Merger" shall have the meaning set forth in the Recitals.

      "Merger Articles" shall have the meaning set forth in Section 1.2.

      "Merger Consideration" shall have the meaning set forth in Section 2.1(c).


      "Most Recent Financial Statements" shall have the meaning set forth in
Section 3.4.

      "Most Recent Fiscal Month End" shall have the meaning set forth in Section 3.4.

      "Most Recent Fiscal Year End" shall have the meaning set forth in Section 3.4.

      "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

      "NET" shall have the meaning set forth in the introductory paragraph.

      "NET Nominee" shall have the meaning set forth in Section 11.3(e).

      "Neutral Third Party" shall have the meaning set forth in Section 11.3(e).

      "Nondisclosure Agreement" shall have the meaning set forth in Section 10.3(b).

      "Person" shall mean any individual, Entity or Governmental Body.

      "Plan" shall have the meaning set forth in Section 2.1(d).

      "Receiving Party" shall have the meaning set forth in Section 7.1.

      "Registered Intellectual Property" shall have the meaning set forth in
Section 3.8(a).

      "Release" shall have the meaning set forth in CERCLA.

      "SEC" shall mean the Securities and Exchange Commission.

      "SEC Documents" shall mean the statements and reports filed by NET with the SEC.

      "Shareholder Representative" shall have the meaning set forth in Section 11.9(a).

      "Shareholders" shall mean the record holders of shares of FlowWise Capital Stock.

      "Software" shall mean all computer code and data in source code, object code or other form incorporated in the FlowWise Products or used by FlowWise in the preparation or support of the FlowWise Products.

      "Software Authors" shall mean all authors of the Software, or any other Person or entity who participated in the development of the Software or any portion thereof or performed any work related to the Software; provided, however, that Software Authors shall not include any Persons who are not involved in the development or modification of Software source code.

      "Sub" shall have the meaning set forth in the introductory paragraph.

      "Surviving Corporation" shall have the meaning set forth in Section 1.1.

      "Surviving Corporation Board" shall have the meaning set forth in Section 1.5.

      "Transaction Bonus Agreement" shall have the meaning set forth in Section 12.1.

      "Transaction Documents" shall mean this Agreement (including the FlowWise Disclosure Statement delivered pursuant to Article III hereof) and the following documents or agreements required to be delivered hereunder: the Merger Articles, the Exchange Agreement, the Voting Agreements and Transaction Bonus Agreements.

      "Voting Agreement" shall have the meaning set forth in the Recitals.

                    EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

                            FORM OF VOTING AGREEMENT

      THIS VOTING AGREEMENT (the "Voting Agreement") is entered into as of December [___], 1999, by and between NETWORK EQUIPMENT TECHNOLOGIES, INC., a Delaware corporation ("NET"), and [________] ("Shareholder"). Capitalized terms used herein but not otherwise defined in this Voting Agreement shall have the meaning ascribed thereto in the Merger Agreement (as defined below).

                                    RECITALS

      WHEREAS, NET, IPNow, Inc., a California corporation and wholly-owned subsidiary of NET ("Sub"), and FlowWise Networks, Inc., a California corporation ("FlowWise"), are party to that certain Agreement and Plan of Merger dated as of December 14, 1999 (the "Merger Agreement"), pursuant to which Sub will be merged with and into FlowWise and FlowWise will continue as a wholly-owned subsidiary of NET;

      WHEREAS, as of the date hereof, Shareholder owns in the aggregate (including shares held both beneficially and of record and other shares held of record) the number of shares of FlowWise Capital Stock set forth below Shareholder's name on the signature page hereof (all such shares, together with any shares of FlowWise Capital Stock that may hereafter be acquired by Shareholder, being referred to herein as the "Subject Shares"); and

      WHEREAS, as a condition to the willingness of NET to enter into the Merger Agreement, NET has required that Shareholder agree, and in order to induce NET to enter into the Merger Agreement, Shareholder has agreed to enter into this Voting Agreement:

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, the consideration described in Article II of the Merger Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

      1. Restrictions on Transfer.

            1.1 No Disposition of or Encumbrances on Subject Shares. Shareholder hereby covenants and agrees that, prior to the earlier of the date upon which the Merger Agreement is validly terminated or the Effective Date ("Expiration Date"), Shareholder will not, directly or indirectly, (a) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or announce any offer, sale, offer of sale, contract of sale or grant of any option to purchase or other disposition or transfer of) any of the Subject Shares to any Person other than NET unless such transferee agrees to be bound by all of the terms and conditions of the Voting Agreement and has executed and delivered to NET a Proxy (as defined below) in respect of such transferred Subject Shares, (b) create or permit to exist any encumbrances on any of the Subject Shares (except any pledge thereof to FlowWise as security for payment of indebtedness by Shareholder to FlowWise) or (c) reduce the Shareholder's beneficial ownership of, interest in, or risk relating to, any of the Subject Shares unless such transferee agrees to be bound by all of the terms and conditions of the Voting Agreement and has executed and delivered to NET a Proxy in respect of such transferred Subject Shares.

            1.2 Transfer of Voting Rights. Shareholder covenants and agrees that, prior to the Expiration Date, except as provided in this Voting Agreement, Shareholder, as an individual, will not deposit any of the Subject Shares into a voting trust or grant a proxy or enter into any other voting agreement with respect to any of the Subject Shares.

      2. Voting Agreements.

            2.1 Pre-Termination Voting Agreement. Shareholder hereby agrees that, prior to the Expiration Date, at any meeting of the shareholders of FlowWise, however called, and in any written action by consent of shareholders of FlowWise, unless otherwise directed in writing by NET, Shareholder shall vote the Subject Shares:

                  (a) in favor of (i) the Merger, (ii) the execution and delivery by FlowWise of the Merger Agreement and the adoption and approval of the terms thereof, (iii) of each of the other actions contemplated by the Merger Agreement and any action approved by the Board of Directors of FlowWise in furtherance hereof and thereof, (iv) the Merger Articles, and (v) the appointment of the individual specified as the Shareholder Representative in the Merger Agreement;

                  (b) against any Acquisition Proposal (as defined below) (other than the Merger) and against any action or agreement that would result in a breach of any covenant or obligation of FlowWise in the Merger Agreement; and

                  (c) against any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause "(a)", "(b)" or "(c)" of the preceding sentence. For purposes of this Voting Agreement, an Acquisition Proposal shall mean any proposal or offer in respect of any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) FlowWise or any of its subsidiaries (each a "Party") is a constituent corporation, (ii) any Person or "group" (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of Persons directly or indirectly acquires such Party or more than fifty percent (50%) of such Party's business or, directly or indirectly, acquires beneficial or record ownership of securities representing more than fifty percent (50%) of the outstanding securities of any class of voting securities of such Party or (iii) in which such Party issues securities representing more than fifty percent (50%) of the outstanding securities of any class of voting securities of such party; or (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business) or disposition of more than fifty percent (50%) of the assets of the Party.

            2.2 Proxy; Further Assurances. Contemporaneously with the execution of this Voting Agreement, Shareholder delivers herewith to NET a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by law, with respect to the Subject Shares. Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in NET the power to carry out and give effect to the provisions of this Voting Agreement.

      3. Waiver of Appraisal Rights. Shareholder hereby waives and agrees not to assert any and all rights of appraisal or dissenters' rights that Shareholder may have or hereafter acquire pursuant to Chapter 13 of the California General Corporation Law or any other applicable laws in connection with the Merger.

      4. No Solicitation. Shareholder covenants and agrees that during the period commencing on the date of this Voting Agreement and ending on the Expiration Date, Shareholder shall not, directly or indirectly, and shall not authorize or permit any representative of Shareholder, directly or indirectly to: (a) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (b) furnish any nonpublic information regarding FlowWise to any Person in connection with or in response to an Acquisition Proposal; (c) engage in discussions with any Person with respect to any Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal; or (e) enter into any letter of intent or other similar document or any agreements contemplated or otherwise relating to any Acquisition Proposal. As of the date of this Voting Agreement, Shareholder shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

      5. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to NET as follows:

            5.1 Power, Capacity, Authority and Enforceability. Shareholder has all requisite right, power, legal capacity and authority to execute and deliver this Voting Agreement and the Proxy and to perform his obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Shareholder and constitute the legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms subject to (a) laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Without limiting the generality of the foregoing, the Proxy is irrevocable in accordance with its terms.

            5.2 No Conflicts, Required Filings and Consents.

                  (a) The execution and delivery of this Voting Agreement and the Proxy by Shareholder do not, and the performance of this Voting Agreement by Shareholder will not: (i) conflict with or violate any order, decree or judgment applicable to Shareholder or by which he or any of his properties is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on the Subject Shares pursuant to, any agreement or other instrument to which Shareholder is a party or by which Shareholder or any of its properties is bound or affected.

                  (b) The execution and delivery of this Voting Agreement and the Proxy by Shareholder do not, and the performance of this Voting Agreement by Shareholder will not, require any consent of any Person.

            5.3 Title to Subject Shares. Shareholder owns of record the Subject Shares set forth under Shareholder's name on the signature page hereof and does not directly or indirectly own, either beneficially or of record, any shares of FlowWise Capital Stock, or rights to acquire any shares of FlowWise Capital Stock, other than the Subject Shares.

            5.4 Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

      6. Covenants of Shareholder.

            6.1 Further Assurances. From time to time and without additional consideration, Shareholder will execute and deliver, or cause to be executed and delivered, such additional or further proxies, consents and other instruments as NET may reasonably request for the purpose of effectively carrying out and furthering the intent of this Voting Agreement.

            6.2 Notice of Shareholder Meetings and Proposed Consents. For the purpose of effectively carrying out and furthering the intent of this Voting Agreement and allowing NET to exercise its rights hereunder, Shareholder agrees to give NET prompt written notice of any meeting of the shareholders of FlowWise or proposed written consent of the shareholders of FlowWise with respect to the matters covered by the Proxy. NET acknowledges that the obligations of this
Section 6.2 will be satisfied with respect to a given meeting or proposed written consent once it has received notice with respect to such meeting or proposed written consent from FlowWise or any other shareholder of FlowWise executing a similar voting agreement or from the Shareholder Representative.

      7. Miscellaneous.

            7.1 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made by Shareholder in this Voting Agreement shall survive for a period of one (1) year from the Expiration Date.

            7.2 Indemnification. Shareholder shall hold harmless and indemnify NET from and against any and all Damages (regardless of whether or not such Damages relate to a third-party claim) which are incurred by NET to the extent that such Damages arise from any breach of any representation, warranty, covenant or obligation of Shareholder contained herein.

            7.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

            7.4 Fiduciary Duties. Nothing contained in this Agreement and the Proxy shall prevent the Shareholder, if in his individual capacity as a director of FlowWise from taking any action which Shareholder determines (after consulting with Shareholder's or the FlowWise counsel) is required in order to discharge properly Shareholder's fiduciary duties as a director of FlowWise.

            7.5 Notices. Any notice or other communication required or permitted to be given under this Voting Agreement will be in writing, will be delivered personally, by facsimile or by mail or express delivery, postage prepaid, return receipt requested and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

            If to Shareholder:     [__________________]
                                   [__________________]
                                   [__________________]
                                   [__________________]

            With copy to:          Venture Law Group, A Professional Corporation
                                   2800 San Hill Road
                                   Menlo Park, CA 94025
                                   Facsimile: (650) 233-8386
                                   Attention: Tae Hea Nahm

            If to NET:             Network Equipment Technologies, Inc.
                                   6500 Paseo Padre Parkway
                                   Fremont, California 94555
                                   Facsimile: (510) 574-4020
                                   Attention: President

            With copies to:        Network Equipment Technologies, Inc.
                                   6500 Paseo Padre Parkway
                                   Fremont, California 94555
                                   Facsimile: (510) 574-4020
                                   Attention: General Counsel

                                   Crosby, Heafey, Roach & May
                                   Professional Corporation
                                   Four Embarcadero Center, Ste. 1900
                                   San Francisco, California  94111
                                   Facsimile: (415) 391-8269
                                   Attention: Twila L. Foster, Esq.

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 7.5.

            7.6 Severability. Any term or provision of this Voting Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement or affecting the validity or enforceability of any of the terms or provisions of this Voting Agreement in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            7.7 Entire Agreement. This Voting Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings between the parties with respect thereto.

            7.8 Amendment and Waivers. Any term or provision of this Voting Agreement may be amended and the observance of any term of this Voting Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the parties to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

            7.9 Assignment, Binding Effect. Except as provided herein, neither this Voting Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Voting Agreement shall be binding upon and shall inure to the benefit of (a) Shareholder and his heirs, successor and assigns and
(b) NET and its successors and assigns.

            7.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that NET shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which NET is entitled at law or in equity.

            7.11 Other Agreements. Nothing in this Voting Agreement shall limit any of the rights or remedies of NET or any of the obligations of Shareholder under any Transaction Document between NET and Shareholder or any other agreement.

            7.12 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Voting Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

            7.13 Construction. The language hereof will not be construed for or against either party. A reference to a section or exhibit will mean a section in, or an exhibit to, this Voting Agreement, unless otherwise explicitly set forth. The titles and headings in this Voting Agreement are for reference purposes only and will not in any manner limit the construction of this Voting Agreement. For the purposes of such construction, this Voting Agreement will be considered as a whole.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

"NET"                                     "SHAREHOLDER"

NETWORK EQUIPMENT TECHNOLOGIES, INC.      [_________________]


By:                                       By:
      --------------------------------          --------------------------------
Name:                                     Name:
      --------------------------------          --------------------------------
Title:                                    Title:
      --------------------------------          --------------------------------
                                                         (if applicable)

                                          Number of shares of FlowWise Common
                                          Stock held as of the date hereof:
                                          [_______]

                                          Number of shares of FlowWise Series A
                                          Preferred Stock held as of the date
                                          hereof: [_______]

                                          Number of shares of FlowWise Series B
                                          Preferred Stock held as of the date
                                          hereof: [_______]

                                          Number of shares of FlowWise Series C
                                          Preferred Stock held as of the date
                                          hereof: [_______]

                    EXHIBIT C TO AGREEMENT AND PLAN OF MERGER

                             FORM OF MERGER ARTICLES

                               AGREEMENT OF MERGER
                                       OF
                                   IPNOW, INC.
                                  WITH AND INTO
                             FLOWWISE NETWORKS, INC.

      This Agreement of Merger ("Agreement") is entered into as of December [__] 1999, by and between IPNOW, INC., a California corporation (the "Sub"), and FLOWWISE NETWORKS, INC., a California corporation (the "Company"). The Sub and FlowWise are referred to herein as the parties.

                                    RECITALS

      WHEREAS, the Boards of Directors of Sub and FlowWise have resolved that Sub and FlowWise be merged pursuant to the General Corporation Law of the State of California into a single corporation existing under the laws of the State of California pursuant to which FlowWise, shall continue as the surviving corporation (such transaction, the "Merger");

      WHEREAS, the authorized capital stock of Sub consists of One Thousand (1,000) shares of common stock, no par value per share ("Sub Common Stock"), all of which are issued and outstanding;

      WHEREAS, the authorized capital stock of FlowWise consists of the following: Thirty Million (30,000,000) shares of Common Stock, no par value per share ("FlowWise Common Stock"), [Nine Million Eight Hundred Eighty Three Thousand One Hundred Thirteen (9,883,113)] shares of which are issued and outstanding; and Ten Million (10,000,000) shares of Preferred Stock, of which One Million Nine Hundred Thousand (1,900,000) shares have been designated Series A Preferred Stock, no par value per share ("FlowWise Series A Preferred Stock"), One Million One Hundred Twenty Three Thousand Five Hundred Ninety Six (1,123,596) shares of which are issued and outstanding, of which Two Million Two Hundred Forty Seven Thousand One Hundred Ninety One (2,247,191) shares have been designated Series B Preferred Stock, no par value per share ("FlowWise Series B Preferred Stock"), all of which are issued and outstanding, and of which Four Million Eight Hundred Sixty Nine Two Hundred Eighty Nine (4,869,289) shares have been designated Series C Preferred Stock, no par value per share ("FlowWise Series C Preferred Stock" and, together with FlowWise Series A Preferred

Stock and FlowWise Series B Preferred Stock, the "FlowWise Preferred Stock"), Four Million Five Hundred Thousand One (4,500,001) shares of which are issued and outstanding;

      WHEREAS, the respective Boards of Directors of Sub and FlowWise have approved the Merger upon the terms and conditions hereinafter set forth and have approved this Agreement:

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

      1. Merger. Sub shall be merged with and into FlowWise, and FlowWise shall be, and is sometimes referred to below as, the Surviving Corporation.

      2. Merger Consideration.

            (a) Sub Common Stock. Upon the Effective Time (as defined herein), each outstanding share of Sub Common Stock shall be canceled and extinguished without any action on the part of the holder thereof and converted into One (1) share of FlowWise Common Stock.

            (b) FlowWise Capital Stock.

                  (i) FlowWise Common Stock. Upon the Effective Time, each share of FlowWise Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (except for Dissenting Shares) shall be canceled and extinguished without any action on the part of the holder thereof and converted into the right to receive:

                        (A) an amount in cash per share equal to the amount obtained by dividing Nine Hundred Sixteen Thousand Eight Hundred Eighty Three Dollars and Twelve Cents ($916,883.12) by the number of shares of FlowWise Common Stock that are issued and outstanding immediately prior to the Effective Time; and

                        (B) a conditional amount of cash per share equal to the amount obtained by dividing Eighty Three Thousand One Hundred Sixteen Dollars and Eighty Eight Cents ($83,116.88) by the number of shares of FlowWise Common Stock that are issued and outstanding immediately prior to the Effective Time.

                  (ii) FlowWise Preferred Stock. Upon the Effective Time, each share of FlowWise Preferred Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (except for Dissenting Shares, if any) shall be canceled and extinguished without any action on the part of the holder thereof and converted into the right to receive:

                        (A) an amount in cash per share equal to the amount obtained by dividing Thirteen Million Two Hundred Three Thousand One Hundred Sixteen Dollars and Eighty Eight Cents ($13,203,116.88) by the number of shares of

      FlowWise Preferred Stock that are issued and outstanding immediately prior to the Effective Time; and

                        (B) a conditional amount of cash per share equal to the amount obtained by dividing One Million One Hundred Ninety Six Thousand Eight Hundred Eighty Three Dollars and Twelve Cents ($1,196,883.12) by the number of shares of FlowWise Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

      3. Articles and Bylaws; Directors and Officers.

            (a) Articles of Incorporation. Upon the Effective Time, the Articles of Incorporation of Sub, as amended to date (the "Articles"), as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation and Article I thereof shall be hereby amended such that Article I shall read as follows: "The name of this corporation is FlowWise Networks, Inc."

            (b) Bylaws. Upon the Effective Time, the Bylaws of Sub, as amended to date (the "Bylaws"), as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

            (c) Directors and Officers. Upon the Effective Time, each member of the Board of Directors of Sub immediately prior to the Effective Time shall become a member of the Board of Directors of the Surviving Corporation (the "Surviving Corporation Board"). Immediately following the Effective Time, each officer of Sub immediately prior to the Effective Time shall become an officer of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

            (d) Effect of Merger. Upon the Effective Time, the separate existence of Sub shall cease and FlowWise shall succeed, without other transfer, to all the rights and property of Sub and shall be subject to all the debts and liabilities thereof in the same manner as if FlowWise had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Sub shall be limited to the property affected thereby immediately prior to the Effective Time.

      4. Further Actions. After the Effective Time, Sub, through the persons who were its officers immediately prior to the merger, shall execute or cause to be executed such further assignments, assurances or other documents as may be necessary or desirable to confirm title to properties, assets and rights in FlowWise.

      5. Effective Time. The Effective Time shall be the date upon which an executed copy of this document is filed with the Secretary of State of California.

      6. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"SUB"                                    "FLOWWISE"

IPNOW, INC.                              FLOWWISE NETWORKS, INC.


By:                                      By:
       ---------------------------              ----------------------------
Name:  Mary Ann Moran                    Name:  Khaled Nasr
Title: President and Secretary           Title: President


                                         By:
                                                ----------------------------
                                         Name:  Tae Hea Hahm
                                         Title: Secretary

                             CERTIFICATE OF OFFICER

                                       OF

                             FLOWWISE NETWORKS, INC.

      Khaled Nasr and Tae Hea Nahm hereby certify that:

            1. They are the President and Secretary, respectively, of FLOWWISE NETWORKS, INC. ("FlowWise"), a corporation duly organized and existing under the laws of the State of California.

            2. The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors of FlowWise.

            3. FlowWise has four (4) classes of stock which are entitled to vote on the merger: (a) Common Stock, (b) Preferred Stock, (c) Common Stock and Preferred Stock, voting together as a class (together, the "Capital Stock"), and
(d) Series B Preferred and Series C Preferred Stock, voting together as a class (together, the Series B/C Preferred"). The number of outstanding shares of Common Stock, Preferred Stock, Capital Stock and Series B/C Preferred entitled to vote is [______] shares, [______] shares, [______] shares and [______]
shares, respectively.

            4. The principal terms of the Agreement of Merger were approved by the vote of a number of shares which equaled or exceeded the percentage vote required. The percentage vote required was greater than fifty percent (50%) of Common Stock, Preferred Stock and Series B/C Preferred, each voting separately as a class.

      The undersigned declare under penalty of perjury under the laws of the State of California that the statements contained in this certificate are true and correct of their own knowledge.


Dated: December [__], 1999                By:
                                                 ------------------------
                                          Name:  Khaled Nasr
                                          Title: President


                                          By:
                                                 ------------------------
                                          Name:  Tae Hea Nahm
                                          Title: Secretary

                             CERTIFICATE OF OFFICER

                                       OF

                                   IPNOW, INC.

      Mary Ann Moran hereby certifies that:

            5. She is the President and Secretary of IPNOW, INC., a California corporation (the "Sub").

            6. The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors of Sub.

            7. The Sub has one class of stock, Common Stock, no par value per share, which is entitled to vote on the merger. The number of outstanding shares entitled to vote is One Thousand (1,000) shares of Common Stock.

            8. The principal terms of the Agreement of Merger were approved by the vote of a number of shares which equaled or exceeded the percentage vote required. The percentage vote required was greater than fifty percent (50%).

      The undersigned declares under penalty of perjury under the laws of the State of California that the statements contained in this certificate are true and correct of her own knowledge.

Dated: December [__], 1999                By:
                                                ------------------------------
                                                Name:  Mary Ann Moran
                                                Title: President and Secretary

Exhibit 2.1

                    EXHIBIT D TO AGREEMENT AND PLAN OF MERGER

                           FORM OF EXCHANGE AGREEMENT

      THIS EXCHANGE AGREEMENT (the "Exchange Agreement") is entered as of December [24], 1999, by and among NETWORK EQUIPMENT TECHNOLOGIES, INC., a Delaware corporation ("NET"), IPNow, Inc., a California corporation and a wholly-owned subsidiary of NET ("Sub"), FLOWWISE NETWORKS, INC., a California corporation ("FlowWise"), KENNETH P. LAWLER, an individual ("Shareholder Representative"), and U.S. Bank Trust National Association, a national banking association ("Exchange Agent"). Capitalized terms used herein but not otherwise defined in this Exchange Agreement shall have the meaning ascribed thereto in the Merger Agreement (as defined below).

                                    RECITALS

      WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of December 14, 1999 (the "Merger Agreement"), by and among NET, Sub and FlowWise, Sub will be merged with and into FlowWise and FlowWise will continue as a wholly-owned subsidiary of NET (the "Merger");

      WHEREAS, this Exchange Agreement is being entered into pursuant to Section
2.2 of the Merger Agreement and the execution and delivery of hereof is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger;

      WHEREAS, as set forth in Section 11.9 of the Merger Agreement, by their approval of the Merger Agreement and the Merger, the FlowWise Shareholders (the "Former Holders") have authorized the Shareholder Representative to act as their representative under this Exchange Agreement and the Merger Agreement with the powers and authority provided herein and therein;

      WHEREAS, pursuant to the Merger, each issued and outstanding FlowWise Share, other than Dissenting Shares, if any, shall, by virtue of the Merger and without any action on the part of Sub, FlowWise, or the Former Holders be canceled and converted into the right to receive the Merger Consideration (as defined in Section 2.1(c) of the Merger Agreement); and

      WHEREAS, pursuant to Section 2.2(a) of the Merger Agreement, NET shall deposit with the Exchange Agent, cash in the amount sufficient to pay the Merger Consideration in the manner described in and in accordance with the Merger
Agreement:

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the entering into the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

      8. Exchange Services.

            8.1 Merger Consideration Schedule. On or prior to the Closing Date, FlowWise will furnish the Exchange Agent with a copy of a schedule (the "Merger Consideration Schedule"), substantially in the form attached hereto as Exhibit A, showing (a) the name and address of each of the Former Holders (other than holders of Dissenting Shares, if any), (b) the number of shares of FlowWise Capital Stock held by each Former Holder (other than holders of Dissenting Shares, if any) as of the Effective Time, (c) the amount of the Initial Merger Consideration payable to each Former Holder (other than holders of Dissenting Shares, if any) as the Effective Time, and (d) the amount of the Holdback Amount payable to each Former Holder (other than holders of Dissenting Shares, if any) upon the one (1) year anniversary of the Closing Date (the period from the Closing Date to such anniversary, the "Indemnification Period") (assuming no adjustment thereto), subject to Section 2.3(c) hereof.

            8.2 Initial Deposits by NET. On the Closing Date, NET shall deposit with the Exchange Agent (a) the Initial Merger Consideration, and (b) the Holdback Amount. The account into which each of the items referred to in this
Section 1.2 is to be deposited shall be referred to hereinafter as the "Exchange Fund."

            8.3 Distribution of Transmittal Letters. As soon as practicable, but in any event no later than ten (10) business days after the Effective Time, the Exchange Agent will mail by first class mail, postage prepaid, to each Former Holder (a) a letter of transmittal, substantially in the form attached hereto as Exhibit B (the "Letter of Transmittal"), and (b) instructions for use in effecting the surrender of a certificate or certificates which immediately prior to the Effective Time represented a share or shares of FlowWise Capital Stock (the "Certificates") in exchange for payments of Merger Consideration.

            8.4 Telephone Requests. The Exchange Agent will accept and comply with all telephone requests for information relative to the exchange of Certificates in connection with the Merger.

            8.5 Payments to Former Holders. The Exchange Agent will make the following payments out of the Exchange Fund to the Former Holders (other than to holders of Dissenting Shares, if any):

                  (a) Upon the later to occur of (i) the receipt by the Exchange Agent from a Former Holder of (A) the Certificate(s) or affidavits for lost certificate(s) as required by Section 1.10 below (the "Securities Documentation"), together with a properly completed and executed Letter of Transmittal, (B) a Form W-8 or W-9, as appropriate, properly completed and signed by such Former Holder, and (C) such other documents as may be reasonably required by the Exchange Agent (each, a "Documented Former Holder"), or (ii) the Effective Time, the Exchange Agent will pay to such Former Holder the amount of cash payable to such Former Holder as described in Section 1.1(c) above in the manner requested by such Former Holder in the Letter of Transmittal; provided, however, that the Exchange Agent shall not deliver any amount described in Section 1.1(c) above by wire transfer of immediately available funds if such amount is less than One Hundred Thousand Dollars ($100,000). The Exchange Agent shall reserve for future payment to each Former Holder who has not submitted completed Securities Documentation and a Letter of Transmittal (each, an "Undocumented Former Holder") that Former Holder's share of the Initial Merger Consideration.

                  (b) Subject to the provisions of Section 2.2(b) and Article XI of the Merger Agreement and Section 2.3(c) hereof, as soon as practicable (but in any event within ten (10) business days) after the expiration of the Indemnification Period, the Exchange Agent will pay to each of the Documented Former Holders, the amounts of the Holdback Amount payable to each such holder as described in Section 1.1(d) hereof as such may be adjusted pursuant to
Section 2.3 hereof, plus interest thereon for the period from the Closing Date payable in accordance with Section 2.2(b) of the Merger Agreement in the manner requested by such Former Holder in the Letter of Transmittal or as subsequently directed by such Former Holder in accordance with the notice provisions hereof; provided, however, that the Exchange Agent shall not deliver any amount described in Section 1.1(d) above by wire transfer of immediately available funds if such amount is less than One Hundred Thousand Dollars ($100,000). The Exchange Agent shall also reserve for each Undocumented Former Holder his or her share of the amount referred to in this Section 1.5(b) (for payment upon becoming a Documented Former Holder).

Notwithstanding anything contained in this Section l.5 to the contrary, the Exchange Agent shall not issue checks to Former Holders for amounts less than $10.00, except that the final payment under this Agreement to any Former Holder shall have no minimum amount. Amounts less than $10.00 allocable to any Former Holder on any scheduled payment date shall be retained in the Exchange Fund and cumulate for the benefit of such Former Holder until the earlier of (i) the first scheduled payment for which the funds in the Exchange Fund allocable to such Former Holder exceed $10.00 or (ii) the final payment to such Former Holder.

            8.6 Discrepancies. The Exchange Agent will follow its regular procedures to reconcile any discrepancies between the number of FlowWise Shares any Letter of Transmittal may indicate are owned by a surrendering Former Holder and the number that the Merger Consideration Schedule indicates was owned by the Former Holder immediately prior to the Effective Time. In any instance where the Exchange Agent cannot reconcile such discrepancies by following such procedures, the Exchange Agent will consult with NET for instructions as to the number of FlowWise Shares, if any, the Exchange Agent is authorized to accept for payment. In the absence of such instructions, the Exchange Agent is instructed not to make any payment.

            8.7 Processing Letters of Transmittal. The Exchange Agent will examine the Letters of Transmittal and Securities Documentation delivered or mailed to the Exchange Agent to ascertain whether they have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal and are in proper form for surrender. In the event any Letter of Transmittal has not been properly completed or executed or the Securities Documentation is not in proper form for surrender or there is some other irregularity in connection with the surrender, the Exchange Agent will follow its regular procedures to cause such irregularity to be corrected. In instances where any such irregularity is neither corrected nor waived, as soon as practicable, the Exchange Agent will return to the surrendering Former Holder (by first class mail under a blanket surety bond or insurance protecting the Exchange Agent and Shareholder Representative or by registered mail insured separately for replacement value, as the Exchange Agent in its sole discretion determines) any Securities Documentation in connection therewith, together with the Letters of Transmittal and any other documents relating thereto and a letter of notice explaining the reasons for the return of the Securities Documentation and other documents.

            8.8 Date and Time Stamp. Each document received by the Exchange Agent relating to the Exchange Agent's duties under this Agreement will be date and time stamped when received.

            8.9 Payment to Person Other than Registered Holder. If payment is to be made by the Exchange Agent to a person other than the person in whose name the Securities Documentation is registered, the Exchange Agent will make no payment until the Letter of Transmittal accompanying the Securities Documentation has been properly endorsed (or otherwise put in proper form for transfer), with a proper form of signature guaranty, and the person requesting such payment has established to the Exchange Agent's satisfaction either (a) that any transfer and other taxes or governmental charges required by reason of such payment in a name other than that of the registered holder of the Securities Documentation have been paid or (b) that no such tax or charge is payable.

            8.10 Lost, Stolen or Destroyed Certificates. If any Former Holder reports to the Exchange Agent that his, her or its failure to surrender the Certificate(s) registered in his, her or its name immediately prior to the Effective Time according to the Merger Consideration Schedule is due to the loss, theft or destruction of the Certificate(s), such Former Holder shall furnish an affidavit for such lost or destroyed Certificate(s) in the form of Exhibit C hereto (and, if required by NET, the posting by such Former Holder of a bond in such reasonable amount as NET may direct as indemnity against any claim that may be made against it with respect to such Certificate(s)). The Exchange Agent will notify NET prior to making any payment under this Section 1.10, and if NET does not require the posting of a bond within ten (10) business days of such notification, upon receipt of any such affidavit, the Exchange Agent may effect payment to the Former Holder pursuant to Section 1.5 above as though he, she or it had surrendered his, her or its Certificate(s) without any liability to Exchange Agent.

            8.11 Cancellation of Certificates. Upon the payment to a Former Holder by the Exchange Agent under Section 1.5(a) above, the Certificate(s) surrendered by such Former Holder will be physically canceled by the Exchange Agent and delivered to NET for posting to the shareholder records of FlowWise.

            8.12 Exchange Reports. The Exchange Agent will forward to NET and the Shareholder Representative reports of the Securities Documentation surrendered and the aggregate amount of cash paid therefor in the following manner: (a) a monthly report following the first month after the Closing Date;
(b) a quarterly report following the first (3) months after the Closing Date; and (c) quarterly reports thereafter. If so instructed by the Shareholder Representative, the Exchange Agent will prepare and forward such a report on a monthly basis.

            8.13 Tax Reporting. On or before January 31, 1999 and 2000, the Exchange Agent will prepare and mail to each Former Holder, other than Former Holders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations, a Form 1099-B and a Form 1099-INT, in accordance with Treasury Regulations. The Exchange Agent will also prepare and file copies of such Forms 1099-B and 1099-INT by magnetic tape with the Internal Revenue Service, in accordance with Treasury Regulations. If the Exchange Agent has not received notice from the surrendering Former Holder of that Former Holder's certified taxpayer identification number, the Exchange Agent shall deduct and withhold backup withholding tax from any cash payment pursuant to Treasury Regulations. Should any issue arise regarding federal income tax reporting or withholding, the Exchange Agent will take such action as NET and the Shareholder Representative jointly instruct the Exchange Agent in writing. The Shareholder Representative and NET jointly may modify or supplement the federal tax reporting instructions to the Exchange Agent at any time by notice in writing and the Exchange Agent shall comply with such modified or supplemented instructions.

            8.14 Follow-up Letters. No later than six (6) months after the Effective Time, the Exchange Agent will mail or cause to be mailed a follow-up letter, substantially in the form attached hereto as Exhibit D (the "Follow-up Letter"), to all Former Holders who did not theretofore surrender their Certificates. The follow up letter will be mailed with a Letter of Transmittal and return envelope.

      9. Escrow Services.

            9.1 Establishment and Investment of the Exchange Fund; Taxation of Interest. The Exchange Agent agrees to establish the Exchange Fund and to hold the funds deposited by NET into the Exchange Fund in escrow until such time as it is required to disburse the funds in such Exchange Fund as herein provided. The Exchange Agent agrees to invest and reinvest the funds in the Exchange Fund in money market funds with no less than a AAA rating. Any interest and other earnings on the Exchange Fund shall be paid to the Former Holders on a pro-rata basis in accordance with the respective amounts of Merger Consideration received by each Former Holder. The parties acknowledge that the Exchange Agent shall not be responsible for any diminution in the Exchange Fund due to losses resulting from investments. The Exchange Agent may use its own Bond Department in executing purchases and sales of permissible investments.

            9.2 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates more than six (6) months after the expiration of the Indemnification Period shall be delivered to NET, upon written demand, and any Former Holders who have not theretofore complied with the requirements of Section 1.5(a) above shall thereafter look only to NET for payment of their claim for the Merger Consideration payable to such Former Holders pursuant to Section 2.1 of the Merger Agreement, in each case without interest thereon, except as may apply with respect to the Holdback Amount.

            9.3 Disposition of Holdback Amount.

                  (a) Term of Escrow. Except as provided in this Section 2.3, the Holdback Amount shall not be released from escrow until the expiration of the Indemnification Period. At such time, subject to the provisions of this
Section 2.3 and payment of the Shareholder Representative's expenses in accordance with Section 3.3 below, the Holdback Amount shall be delivered to the Former Holders in accordance with Section 1.5(b) hereof.

                  (b) Certification of Damages.

                        (i) In the event that NET shall have incurred any Damages for which NET wishes to seek adjustment to the Holdback Amount pursuant to Section 11.1 of the Merger Agreement, NET shall provide written notice to the Shareholder Representative and the Exchange Agent in accordance with the terms of Section 11.3(c) of the Merger Agreement. Such notice shall (A) state that NET has paid Damages, (B) specify in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid, and the nature of the misrepresentation, breach of warranty or covenant or other adjustment to the Holdback Amount to which such item is related, and (C) indicate that NET is seeking adjustment to the Holdback Amount under Article XI of the Merger Agreement.

                        (ii) Within thirty (30) calendar days after delivery of NET's notice claiming indemnification, the Shareholder Representative may provide written notice to NET and the Exchange Agent that (A) the Shareholder Representative (on behalf of the Former Holders) disputes the claim for indemnification, or (B) the Shareholder Representative (on behalf of the Former Holders) disputes and intends to defend the claim or Legal Proceeding giving rise such Damages or potential Damages in accordance with Section 11.7 of the Merger Agreement. In either case, the Exchange Agent shall make payment with respect to such Damages only in accordance with (X) subsequent jointly-written instructions of the Shareholder Representative and NET, or (Y) a final non-appealable order of a court of competent jurisdiction together with a legal opinion of counsel for the presenting party satisfactory to the Exchange Agent to that effect that the order is final and non-appealable.

                        (iii) Unless the Shareholder Representative contests such claim in writing within thirty (30) calendar days in the manner described in subsection (ii) above, the Exchange Agent shall deliver the amount stated in NET's notice from (and only to extent of) the remaining balance of the Holdback Amount.

                  (c) Notice of Anticipated Damages Prior to Expiration of Indemnification Period.

                        (i) Notwithstanding anything to the contrary herein, no later than the date of the expiration of the Indemnification Period, in the event that NET reasonably anticipates that it will have to pay or accrue Damages relating to (i) claims for which NET has not provided notice pursuant to subsection (b) of this Section

      2.3 that NET reasonably believes are indemnifiable under Article XI of the Merger Agreement, or (ii) claims for which NET has provided notice pursuant to subsection (b) of this Section 2.3 that have not been finally resolved in accordance with Article XI of the Merger Agreement, NET shall deliver to the Shareholder Representative and the Exchange Agent an Officer's Certificate setting forth the information identified in clauses
      (A), (B) and (C) of subsection (b)(i) of this Section 2.3 with respect to such claims (including, without limitation, information related to any anticipated claims and the Basis for such anticipated Liability).

                        (ii) Within ten (10) calendar days after delivery of NET's notice referenced in subsection (i) above, the Shareholder Representative may provide written notice to NET and the Exchange Agent that (A) the Shareholder Representative (on behalf of the Former Holders) disputes the claim for indemnification in accordance with Section 11.3(e) of the Merger Agreement. In such case, the Exchange Agent shall not deliver any of the Holdback Amount to the Former Holders or NET and shall continue to hold the Holdback Amount in escrow, subject to the terms hereof, until such time as the Exchange Agent receives written instructions from the Neutral Third Party as acknowledged by the Shareholder Representative and NET that either (A) the Holdback Amount shall remain in escrow and the distribution of the Holdback Amount shall be made pursuant to the procedure set forth in subsection (b) of this
      Section 2.3, or (B) the Holdback Amount shall be distributed to the Former Holders in accordance with Section 1.5(b) hereof.

                        (iii) Unless the Shareholder Representative contests such claim in writing within ten (10) calendar days in the manner described in subsection (ii) above, the Exchange Agent shall deliver the amount stated in NET's notice from (and only to extent of) the remaining balance of the Holdback Amount.

For purposes of this Section 2.3 , the term "NET" shall be deemed to include any Indemnitee (as such term is defined in the Merger Agreement and used in Article XI thereof).

      10. Shareholder Representative.

            10.1 Authorization; Removal. From and after the Effective Time, the Former Holders shall be represented hereunder by the Shareholder Representative. The Shareholder Representative has been duly authorized to act on the Former Holder's behalf by the affirmative vote of the holders of a majority of the shares of FlowWise Capital Stock outstanding immediately prior to the Effective Time. The Shareholder Representative has the power and authority to bind all of the Former Holders with respect to the Shareholder Representative's performance of this Exchange Agreement. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Former Holders, and NET and the Exchange Agent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every Former Holder. Notice or communications to or from the Shareholder Representative shall constitute notice to or from each of the Former Holders. The Shareholder Representative may be changed by the Former Holders from time to time upon not less than ten (10) business days prior written notice to NET; provided the Shareholder Representative may not be removed unless a majority in interest of the Former Holders agree to such removal and to the identity of the substituted Shareholder Representative.

In such event, the substitute Shareholder Representative shall agree in writing to abide by the terms of this Exchange Agreement, and, upon such written agreement, all parties hereto shall recognize the substitute as the Shareholder Representative hereunder. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for his or her services.

            10.2 Powers and Duties. The Shareholder Representative shall have the following powers and duties: (a) to give and receive notices and communications; (b) to employ accountants, attorneys, and other such agents as the Shareholder Representative may deem available and to pay reasonable compensation for their services; (c) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims for damages under
Article XI of the Merger Agreement; and (d) to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in a manner not constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Former Holders shall severally indemnify the Shareholder Representative and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder.

            10.3 Expenses of Shareholder Representative. Following the expiration of the Indemnification Period and subject to the resolution of all claims of NET in accordance with Section 11 of the Merger Agreement, if any amounts remain in the Holdback Amount, the Shareholder Representative shall be entitled to be compensated for his actual out-of-pocket expenses incurred in connection with the fulfillment of his duties under the Merger Agreement and hereunder, prior to the distribution of Holdback Amount.

      11. Indemnification of the Exchange Agent. NET and the Former Holders, severally, shall reimburse, indemnify and hold harmless the Exchange Agent, its employees and agents (referred to in this Section 4 severally and collectively as the "Exchange Agent"), from and against any loss, damage, liability or claim suffered, incurred by, or asserted against the Exchange Agent (including any amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including expenses of legal counsel) arising out of, in connection with or based upon any act or omission by the Exchange Agent relating in any way to this Agreement or its services hereunder, so long as the Exchange Agent has acted in good faith and in a manner not constituting gross negligence. The costs and expenses of enforcing this right of indemnification shall also be borne by NET and the Former Holders equally; provided, however, that the Former Holders shall not be required to pay any amounts except from the Exchange Fund (to the extent available). In the event that any amount is due to the Exchange Agent pursuant to this Section 4, the Exchange Agent shall have the right to deduct such amount from the Exchange Fund (to the extent available); provided, however, that NET shall pay one-half of such amount, either directly to the Exchange Agent or by reimbursing the Exchange Fund for such amount. If the Exchange Fund has been distributed to the Former Holders in accordance with
Section 1.5(b) hereof or the funds available in the Exchange Fund are insufficient to satisfy such obligation, then such indemnification obligation shall be borne by NET. The right of the Exchange Agent to indemnification hereunder shall survive its resignation or removal as the Exchange Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

      12. Fees. All fees and costs of the Exchange Agent shall be paid or reimbursed from NET when and as incurred. Notwithstanding the foregoing, in the event that the term of the Indemnification Period is extended in accordance with
Section 2.3(c) hereof, an additional fees and costs incurred in connection therewith shall be paid out of the Holdback Amount, to the extent such funds are available, when and as incurred. A copy of the fee schedule of the Exchange Agent is attached hereto as Exhibit E and incorporated herein by this reference.

      13. Limitations Upon the Exchange Agent's Duties.

            13.1 As the Exchange Agent under this Agreement, the Exchange Agent:

                  (a) will have no duties or obligations other than those specifically set forth in this Agreement or in a written supplement to this Agreement delivered by the Shareholder Representative and NET and executed by the Exchange Agent;

                  (b) will be regarded as making no representations and having no responsibilities as to the legality, validity, sufficiency, value or genuineness of any Securities Documentation surrendered to the Exchange Agent under this Agreement and will not be required to and will make no representations as to the legality, validity, value or genuineness of the Merger;

                  (c) will not be obligated to take any legal action under this Agreement which might, in the Exchange Agent's sole judgment, involve any expense or liability to it unless the Exchange Agent has been furnished with indemnity satisfactory to the Exchange Agent;

                  (d) may rely on and be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to the Exchange Agent and reasonably believed by the Exchange Agent to be genuine and to have been signed by the proper party or parties and may take the statements made therein as correct without any affirmative duty of inquiry or investigation;

                  (e) will not be liable or responsible for any recital or statement contained in the Letter of Transmittal or any other documents which are prepared by persons other than the Exchange Agent or its counsel;

                  (f) will not be liable or responsible for any failure on the part of NET, FlowWise or the Shareholder Representative to comply with any of their covenants and obligations contained in the Merger Agreement or any other documents;

                  (g) may rely on and will be protected in acting upon the written or oral instructions of NET, FlowWise or the Shareholder Representative and their respective counsel, as the case may be, prior to the Effective Time of the Merger and the Shareholder Representative or NET and its respective counsel, as the case may be, after the Effective Time of the Merger with respect to the Exchange Agent's duties under this Agreement, and will not be liable for any action taken, suffered or omitted by the Exchange Agent under this Agreement in accordance with any such instructions; and

                  (h) may consult with counsel satisfactory to the Exchange Agent, and the opinion of such counsel will be full and complete authorization and protection with respect to action taken, suffered or omitted by the Exchange Agent under this Agreement in good faith and in accordance with the opinion of such counsel.

            13.2 In the event any question or dispute arises with respect to the proper interpretation of the Merger Consideration Schedule, the Merger Agreement, the Exchange Agent's duties under this Agreement or the rights of any party hereto or of any Former Holder under the Merger Agreement, the Exchange Agent will not be required to act and will not be held liable for refusal to act until the question or dispute has been judicially settled (and the Exchange Agent may, if the Exchange Agent in its sole discretion deems it advisable, but will not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding upon NET, FlowWise, the Shareholder Representative and relevant Former Holders, which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Exchange Agent and executed by each of such parties and Former Holders which, in the Exchange Agent's opinion, is relevant to the matter. At the Exchange Agent's option, the Exchange Agent may additionally require for such purpose, but will not be obligated to require for such purpose, the execution of such written settlement by the relevant Former Holders and any other parties that may have an interest in the settlement. Any court order or judgment referred to above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Exchange Agent to the effect that such court order or judgment is final and enforceable and is not subject to further appeal. The Exchange Agent shall act on such court order and legal opinion without further question.

      14. Termination of Exchange Agreement; Resignation of Exchange Agent. NET and the Shareholder Representative may jointly terminate this Agreement at any time by so notifying the Exchange Agent in writing. The Exchange Agent may resign at any time by giving written notice thereof to the other parties hereto, but such resignation shall not become effective until a successor Exchange Agent shall have been appointed and shall have accepted such appointment in writing. If an instrument of acceptance by a successor Exchange Agent shall not have been delivered to the Exchange Agent within thirty (30) days of the giving of such notice of resignation, the resigning Exchange Agent may petition any court of competent jurisdiction for the appointment of a successor Exchange Agent. Unless so terminated, this Agreement shall continue in effect until the date that the Exchange Fund has been finally distributed pursuant to the terms of this Agreement. In the event of a termination of this Agreement by NET prior to the time date that the Exchange Fund has been finally distributed, NET shall appoint a successor Exchange Agent that will be reasonably acceptable to the Shareholder Representative and inform the Exchange Agent of the name and address of any successor Exchange Agent, provided that no failure by NET to appoint such a successor Exchange Agent shall affect the termination of this Agreement or the discharge of the Exchange Agent as the Exchange Agent hereunder. Upon any such termination, the Exchange Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder (other than the Exchange Agent's responsibility to deliver the Former Holder's property to the Shareholder Representative, to deliver the Exchange Fund to the new Exchange Agreement and to forward documents to NET pursuant to the following sentence hereof). Upon payment of all of the Exchange Agent's outstanding fees and expenses (other than fees and expenses of counsel of the Exchange Agent arising from any dispute under this Agreement), the Exchange Agent will, upon NET's written instruction, deliver to the Former Holders any remaining funds which have been deposited with the Exchange Agent pursuant to this Agreement (if any so remain for distribution), deliver to NET any records concerning prior payments to and distributions from the Exchange Fund and exchanges of Certificates for Merger Consideration and promptly forward, pursuant to NET's instructions, any Certificates, Letters of Transmittal, or other documents relating to its previous duties hereunder that the Exchange Agent may receive after its appointment has so terminated. In the event of a termination of the Exchange Agent or any successor of the Exchange Agent, the Exchange Agent will promptly notify any Former Holders who have not been paid hereunder of such termination, and, if a successor Exchange Agent has been appointed, of the name and address of such successor.

      15. General Provisions.

            15.1 Address for Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 8.1.

            If to FlowWise:      FlowWise Networks, Inc.
                                 2480 N. First Street, Ste. 180
                                 San Jose, California 95131
                                 Facsimile: (408) 342-0760
                                 Attention: President

            With copy to:        Venture Law Group, A Professional Corporation
                                 2800 Sand Hill Road
                                 Menlo Park, CA 94025
                                 Facsimile: (650) 233-8386
                                 Attention: Tae Hea Nahm

            If to NET:           Network Equipment Technologies, Inc.
                                 6500 Paseo Padre Parkway
                                 Fremont, California 94555
                                 Facsimile: (510) 574-4020
                                 Attention: President

            With copies to:           Network Equipment Technologies, Inc.
                                      6500 Paseo Padre Parkway
                                      Fremont, California 94555
                                      Facsimile: (510) 574-4020
                                      Attention: General Counsel

                                      Crosby, Heafey, Roach & May
                                      Professional Corporation
                                      Four Embarcadero Center, Ste. 1900
                                      San Francisco, California  94111
                                      Facsimile: (415) 391-8269
                                      Attention: Twila L. Foster, Esq.

            If to the Shareholder     Kenneth P. Lawler
            Representative:           Battery Ventures
                                      901 Mariner's Island Blvd., Ste. 475
                                      San Mateo, CA  94404
                                      Facsimile: (650) 372-3930

                                      Venture Law Group, A Professional
                                      Corporation
                                      2800 Sand Hill Road
                                      Menlo Park, CA 94025
                                      Facsimile: (650) 233-8386
                                      Attention: Tae Hea Hahm

            If to the Exchange Agent: U.S. Bank Trust National Association
                                      Corporate Trust Services
                                      100 Wall Street
                                      New York, New York 10005
                                      Facsimile: (212) 514-6841
                                      Attention: Edward Kachinski

            Such notice will be treated as having been received upon actual receipt.

            15.2 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the respective parties hereto and their respective heirs, executors, administrators, successors and permitted assigns; provided, however, that any heirs, executors, administrators, successors and assigns shall only be liable for any liabilities hereunder to the extent of the value of the property or assets received from their respective predecessor in interest. No party may assign its duties and responsibilities hereunder without the written consent of the other parties thereto. Any company into which the Exchange Agent may be merged or with which it may be consolidated, or any company to whom the Exchange Agent may transfer a substantial amount of its global escrow business, shall be the successor to the Exchange Agent without the execution or filing of any paper or any further act on the part of any party, anything herein to the contrary notwithstanding.

            15.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of laws principles.

            15.4 Amicable Resolution.

                  (a) To the extent that any misunderstanding or dispute which arises among the parties hereto cannot be resolved agreeably in a friendly manner, the dispute will be mediated by a mutually-acceptable mediator to be chosen by NET, the Shareholder Representative and the Exchange Agent within thirty (30) days after written notice by one of the parties demanding mediation. No party may unreasonably withhold consent to the selection of a mediator, however, by mutual agreement the parties may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to attempt some other form of alternative dispute resolution ("ADR") in lieu of mediation, including by way of example and without limitation neutral fact-finding or a mini-trial.

                  (b) Any dispute that the parties cannot resolve through negotiation, mediation or other form of ADR within three (3) months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section 8.4 will prevent any party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to a party or to others.

            15.5 Amendments. Any provision of this Agreement may be amended only by agreement in writing signed by all of the signatories hereto.

            15.6 Counterparts. This Agreement may be executed in counterparts, including counterparts transmitted by telecopier or telefax, each of which shall be deemed an original, but all of which together shall constitute one instrument.

            15.7 Attorneys' Fees. In the event that any dispute arises with respect to the subject matter of this Agreement, including a dispute resolved through arbitration, the prevailing party(ies) shall be entitled to recover from the losing party(ies) its or their reasonable attorneys' fees and legal costs and expenses incurred in resolving or settling the dispute.

                      (This space intentionally left blank)

      IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed on the day and year first above written.

"FLOWWISE"                                "NET"

FLOWWISE NETWORKS, INC.                   NETWORK EQUIPMENT TECHNOLOGIES, INC.

By:                                       By:
      --------------------------------          --------------------------------
Name:                                     Name:
      --------------------------------          --------------------------------
Title:                                    Title:
      --------------------------------          --------------------------------


"SHAREHOLDER REPRESENTATIVE"              "SUB"

KENNETH P. LAWLER                         IPNOW, INC.

                                          By:
       ----------------------------             --------------------------------
       Kenneth P. Lawler                  Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------


"EXCHANGE AGENT"

U.S. BANK TRUST NATIONAL ASSOCIATION

By:
      --------------------------------
Name:
      --------------------------------
Title:
      --------------------------------